      [LOGO]

   ------------------------------
   2000
   NOTICE OF
   ANNUAL MEETING
   AND
   PROXY STATEMENT

   ------------------------------

      Wednesday, May 24, 2000
      at 9:30 a.m. local time
      Arie Crown Theater
      (Lakeside Center at McCormick Place)
      2301 S. Lake Shore Drive
      Chicago, Illinois 60616

                               NOTICE OF MEETING

    The 115th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the Arie Crown Theater (Lakeside Center at McCormick Place), 2301 S. Lake Shore Drive, Chicago, Illinois on Wednesday, May 24, 2000, at 9:30 a.m. local time, for the following purposes:

    - To elect Directors for the ensuing year (page 8);

    - To ratify the appointment of auditors to examine the Company's accounts for the year 2000 (page 21);

    - To approve an increase in the number of authorized shares of Liberty Media Group Class A and Class B Tracking Stock (page 22); and

    - To act upon such other matters, including shareholder proposals (page 23), as may properly come before the meeting.

    Holders of voting shares at the close of business on March 27, 2000 will be entitled to vote with respect to this solicitation.

                    /s/ Marilyn J. Wasser

                    Marilyn J. Wasser
                    Vice President - Law and Secretary

March 27, 2000

                                 [LOGO]

                                                       32 Avenue of the Americas
                                                         New York, NY 10013-2412

C. MICHAEL ARMSTRONG
Chairman of the Board

                                                                  March 27, 2000

Dear Shareholder:

    It is a pleasure to invite you to our Company's 2000 Annual Meeting of Shareholders in Chicago, Illinois on Wednesday, May 24, beginning at 9:30 a.m. local time, at the Arie Crown Theater. This will be AT&T's 115th Annual Meeting of Shareholders. If you plan to join us at the meeting, an admission ticket will be required and is attached to the proxy card. For your convenience, a map of the area and directions to the Theater are printed on the back of the proxy card.

    Whether you own a few or many shares of stock and whether or not you plan to attend, it is important that your shares be voted on matters that come before the meeting. Registered shareholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.

    I look forward to seeing you on May 24 in Chicago.

                            Sincerely,

                            /s/ C. Michael Armstrong

AT&T CORP.
EXECUTIVE OFFICES
32 AVENUE OF THE AMERICAS
NEW YORK, NY 10013-2412

                                PROXY STATEMENT

    This proxy statement and the accompanying proxy/voting instruction card (proxy card) were mailed after March 27, 2000 to holders of voting shares in connection with the solicitation of proxies by the Board of Directors for the 2000 Annual Meeting of Shareholders in Chicago, Illinois. Proxies are solicited to give all shareholders of record at the close of business on March 27, 2000 an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

    Registered shareholders (those who hold shares directly or through Company plans rather than a bank or broker) can simplify their voting and save the Company expense by calling 1-800-273-1174 or voting via the Internet at HTTP://ATT.PROXYVOTING.COM/. Telephone and Internet voting information is provided on the proxy card. A Control Number is designed to verify shareholders' identities and allow them to vote their shares and confirm that their voting instructions have been properly recorded. It is located above the shareholder's name and address in the lower left section of the proxy card. If you hold your shares through a bank or broker, you will receive separate instructions on the form you receive. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

PROXY MATERIALS AND ANNUAL REPORT

    AT&T's shareholders can access AT&T's Notice of Annual Meeting and Proxy Statement and annual report via the Internet on the AT&T

Investor Relations Home Page at HTTP://WWW.ATT.COM/IR/. For future shareholder meetings, AT&T's registered shareholders can further save the Company expense by consenting to access their proxy statement and annual report electronically. You can choose this option by marking the "Electronic Proxy" box on your proxy card or by following the instructions provided when you vote by telephone or via the Internet. If you choose this option, prior to each shareholder meeting, you will receive your proxy card in the mail with instructions for voting by mail, telephone, or the Internet. You do not need to select this option each year; however, you may want to choose this option for more than one account held in your name. Your choice will remain in effect unless you revoke it by sending a written request to AT&T, c/o EquiServe, P.O. Box 8035, Boston, MA 02266-8035.

    If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying your choices, the shares will be voted as recommended by the Directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum for each of the proposals. Abstentions have the effect of a vote against the Directors' Proposal to approve an increase in the number of authorized shares of Liberty Media Group Class A and Class B Tracking Stock and have no effect on the other items to be voted on. IF YOU DO VOTE BY TELEPHONE OR THE INTERNET, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

    If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-voted proxy by telephone, the Internet, or mail, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO VOTE BY TELEPHONE, THE INTERNET, OR BY SIGNING AND RETURNING THE

ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously voted.

CONFIDENTIAL VOTING

    For many years, AT&T has had a confidential voting policy. The Company has formalized its policy by amending its By-Laws so that all proxies and other voting materials, including telephone and Internet voting, are kept confidential and are not disclosed to the Company or its officers and Directors, subject to standard exceptions. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. This By-Law provision cannot be amended, rescinded, or waived except by a shareholder vote. Three inspectors of election have been appointed, including two officers of The Corporation Trust Company.

VOTING SHARES HELD IN DIVIDEND REINVESTMENT AND SAVINGS PLANS

    If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP") or the AT&T Employee Stock Purchase Plan ("ESPP"), the proxy card will represent the number of full shares in the DRISPP and the ESPP accounts on the record date, as well as shares registered in the participant's name. If an employee shareholder is a participant in the AT&T Employee Stock Ownership Plan, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the Liberty Media 401(k) Savings Plan, the Liberty Media 401(k) Savings Plan of Puerto Rico, the Long Term Savings Plan (for AT&T Broadband), or the Long Term Savings Plan - San Francisco (for AT&T Broadband), the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If proxy cards representing shares in the above-named plans are not returned, those shares will not be voted except for shares in the employer shares fund in the AT&T Long Term Savings and Security Plan which will be voted by the trustee of the plan.

ANNUAL MEETING ADMISSION

    IF YOU ARE A REGISTERED SHAREHOLDER AND PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DETACH AND RETAIN THE ADMISSION TICKET AND MAP WHICH ARE ATTACHED TO YOUR PROXY CARD. A BENEFICIAL OWNER WHO PLANS TO ATTEND THE MEETING MAY OBTAIN AN ADMISSION TICKET IN ADVANCE BY SENDING A WRITTEN REQUEST, WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TO: MANAGER - PROXY, AT&T CORP., 295 NORTH MAPLE AVENUE, ROOM 1216L2, BASKING RIDGE, NEW JERSEY 07920-1002. ADMITTANCE TO THE ANNUAL MEETING WILL BE BASED UPON AVAILABILITY OF SEATING.

    Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

    The Arie Crown Theater is fully accessible to disabled persons, and sign interpretation and wireless headsets will be available for our hearing-impaired shareholders.

    Highlights of the meeting will be included in a midyear report to shareholders. Information on obtaining a full transcript of the meeting will also be included in the midyear report.

    Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders who vote by mail may authorize AT&T to discontinue mailing extra annual reports for selected accounts by marking the "Annual Report" box on the proxy card. If you vote by telephone or the Internet, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T SHAREOWNER SERVICES NUMBER, 1-800-348-8288.

    Comments from shareholders about the proxy material or about other aspects of the business are welcomed. Space is provided on the back of the proxy card and on the Internet screen for this purpose. Although such comments will not be answered on an individual basis, they are analyzed and used to determine what additional information should be furnished in various Company communications.

    On January 1, 2000, there were 3,196,524,356 shares of AT&T Common Stock, 1,156,778,730 shares of Liberty Media Group Class A Tracking Stock, and 108,421,114 shares of Liberty Media Group Class B Tracking Stock outstanding. Each share of AT&T Common Stock has one vote on each matter properly brought before the meeting. Each share of Liberty Media Group Class B Tracking Stock has
0.75 of a vote and each share of Liberty Media Group Class A Tracking Stock has
0.075 of a vote on each of the matters properly brought before the meeting. The number of shares of AT&T Common Stock outstanding and per share data have been adjusted to reflect our three-for-two stock split paid on April 15, 1999. The number of shares of Liberty Media Group Class A and Class B Tracking Stock outstanding and per share data reflect a two-for-one stock split paid on June 11, 1999.

BOARD OF DIRECTORS

    The Board of Directors is responsible for establishing broad corporate policies and overseeing the overall performance of the Company. However, in accordance with corporate legal principles, the Board of Directors is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them each month, and through discussions with the Chairman and other officers.

    The Board of Directors held 13 meetings and the committees held 21 meetings in 1999. The average attendance in the aggregate of the total number of meetings of the Board and the total number of committee meetings was 96%.

COMMITTEES OF THE BOARD

    The Board has established a number of committees, including the Audit Committee, the Capital Stock Committee, the Compensation and Employee Benefits Committee, the Finance Committee, and the Governance and Nominating Committee, each of which is briefly described below. Other committees of the Board include the Executive Committee and the Proxy Committee (that votes the shares represented by proxies at the annual meeting of shareholders).

    The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors concerning these matters. The committee recommends to the Board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee Directors, met four times in 1999.

    The Capital Stock Committee advises and makes recommendations to the Board concerning the interpretation and implementation of policies regarding Liberty Media Group tracking stock matters, including the authorization of the issuance of shares of Liberty Media Group tracking stock. The committee, which consists of two non-employee Directors, and Dr. John C. Malone, Chairman of Liberty Media Corporation, met four times in 1999.

    The Compensation and Employee Benefits Committee administers incentive compensation plans, including stock option plans, and keeps informed and advises the Board regarding employee benefit plans. The committee establishes the compensation structure for senior managers of the Company and makes recommendations to the Board with respect to compensation of the officers as listed on page 50. The committee, which consists of five non-employee Directors, met six times in 1999.

    The Finance Committee meets with management to review the financial policy and procedures of the Company, including the Company's Financing Plan, Capital and Investment Program, and Dividend Policy. The committee advises the Board on the Company's financial condition and makes recommendations concerning the dividend policy and payments of the Company. The committee, which consists of six non-employee Directors, met three times in 1999.

    The Governance and Nominating Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices, including compensation of Directors and the selection of candidates as nominees for election as Directors, and it provides guidance with respect to matters of public policy. The committee, which consists of four non-employee Directors and one employee Director, met four times in 1999. The committee recommended this year's Director candidates at the January 2000 Board Meeting.

    In recommending AT&T Board candidates, the Governance and Nominating Committee seeks individuals of proven judgment and competence who are outstanding in their respective fields. The committee considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in AT&T Board activities, and geographic and other diversity factors. Shareholders who wish to recommend qualified candidates should write to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

    Upon the effective date of an initial public offering of the AT&T Wireless Group tracking stock, we intend to form a separate capital stock committee for that Group.

COMPENSATION OF DIRECTORS

    In 1999, Directors who were not employees received an annual cash retainer of $45,000 and AT&T Common Stock units with a then-current market value of $45,000, which were deferred automatically and credited to a portion of a deferred compensation account, pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. The chairpersons of the Audit Committee, Capital Stock Committee, Compensation and Employee Benefits Committee, and Finance Committee each received an additional annual retainer of $7,500. The chairperson of the Governance and Nominating Committee received an additional annual retainer of $5,000. No fees are paid for attendance at regularly scheduled Board and Committee meetings. Directors received a fee of $1,500 for each special Board or committee meeting attended.

    Directors may elect to defer the receipt of all or part of their cash retainer and other compensation into the AT&T Common Stock portion or the cash portion of the deferred compensation account. The AT&T Common Stock portion (the value of which is measured from time to time by the market value of AT&T Common Stock) is credited on each dividend payment date for AT&T Common Stock with a number of deferred shares of AT&T Common Stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury Notes for the previous quarter plus 5%.

    Effective December 31, 1996, the Company terminated its Pension Plan for Non-Employee Directors. The Pension Plan now covers only those non-employee Directors who retired prior to December 31, 1996. Benefits accrued for then-active Directors were valued and converted into a deferred annuity. The Company also provides non-employee Directors with travel accident insurance when on Company business. A non-employee Director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the Director; however, all the Company contributions will be returned to the Company at the earlier of (a) the Director's death or (b) the later of age 70 or 15 years from the policy's inception. This benefit will continue after the non-employee Director's retirement from the Board.

    Effective December 1997, the Board adopted AT&T Common Stock share ownership targets equal to five times the total value of the annual cash retainer and annual stock unit amounts. Directors generally have five years to attain the ownership goal. Following closure of the MediaOne transaction, all of the non-employee Directors will have met their targets. Directors who are employees of the Company receive no compensation for serving as Directors, but also have ownership targets.

ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

    The Proxy Committee intends to vote for the election of the thirteen nominees listed on the following pages unless otherwise instructed by the shareholders on the proxy card or by telephone or Internet voting. These nominees have been selected by the Board on the recommendation of the Governance and Nominating Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the system instructions. Directors will be elected by a plurality of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

    If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Governance and Nominating Committee or, if none, the size of the Board will be reduced. The Governance and Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

    Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of March 27, 2000.

    Under the MediaOne merger agreement, we will invite one of their directors to join the AT&T Board upon completion of the merger.

NOMINEES FOR ELECTION AS DIRECTORS

C. MICHAEL ARMSTRONG, Chairman and Chief
Executive Officer of AT&T since 1997. Chairman
and Chief Executive Officer of Hughes                  [PHOTO]
Electronics (1992-1997). Chairman of the
President's Export Council. Chairman of FCC
Network Reliability and Interoperability
Council. Chairman of U.S.-Japan Business
Council. Member of the Council on Foreign
Relations, the National Security
Telecommunications Advisory Committee, and the
Defense Policy Advisory Committee on Trade.
Director of National Cable Television
Association (NCTA) and member of its Executive
Committee. Director of Citigroup Inc. and
member of the supervisory board of the
Thyssen-Bornemisza Group. Director of AT&T
since 1997; Chairman of the Executive Committee
and member of the Proxy Committee. Age 61.

KENNETH T. DERR, Retired Chairman of the Board
of Chevron Corporation (international oil
company); Chairman and Chief Executive Officer         [PHOTO]
of Chevron Corporation (1989-1999); Director of
Citigroup Inc.; and Potlatch Corporation.
Director of AT&T since 1995; member of the
Audit Committee and the Compensation and
Employee Benefits Committee. Age 63.

M. KATHRYN EICKHOFF, President of Eickhoff
Economics Inc. (economic consultants) since
1987. Associate Director for Economic Policy,          [PHOTO]
U.S. Office of Management and Budget
(1985-1987). Director of Fleet Bank, NA;
Pharmacia Corporation; and Tenneco Automotive
Inc. Director of AT&T since 1987; member of the
Audit Committee and the Finance Committee. Age
60.

WALTER Y. ELISHA, Retired Chairman and Chief
Executive Officer, Chairman (1983-1998), and
Chief Executive Officer (1981-1997) of Springs         [PHOTO]
Industries (textile manufacturing). Director of
Cummins Engine Company, Inc.; Trustee of Wabash
College; Member of the Business Council; former
Member of the President's Advisory Committee
for Trade Policy and Negotiations. Director of
AT&T since 1987; Chairman of the Governance and
Nominating Committee and member of the Finance
Committee. Age 67.

GEORGE M. C. FISHER, Chairman of the Board,
Eastman Kodak Company (imaging company).
Chairman and Chief Executive Officer, Eastman          [PHOTO]
Kodak Company (1993-1999); Chairman of the
Board, Motorola, Inc. (1990-1993); Chief
Executive Officer of Motorola, Inc.
(1988-1993). Formerly Chairman of the Boards of
Directors of: the University of Illinois
Foundation (1997-1999), the U.S.-China Business
Council (1997-1999), and the U.S. Council on
Competitiveness (1991-1993). Member of The
Business Council. Elected to the American
Academy of Arts and Sciences and the National
Academy of Engineers. Member of President's
Advisory Committee for Trade Policy and
Negotiations. Director of Eastman Kodak
Company; Delta Airlines, Inc.; General Motors
Corporation. Director of AT&T since 1997;
member of the Compensation and Employee
Benefits Committee and the Finance Committee.
Age 59.

DONALD V. FITES, Retired Chairman and Chief
Executive Officer, Chairman and Chief Executive
Officer (1990-1999), President and Chief               [PHOTO]
Operating Officer (1989-1990) of Caterpillar
Inc. (manufacturer of construction and mining
equipment, diesel and natural gas engines, and
industrial gas turbines). Past Chairman of The
Business Roundtable, the U.S.-Japan Business
Council, the National Foreign Trade Council,
and the Equipment Manufacturers' Institute.
Director of the National Association of
Manufacturers; Member of the Business Council
and former Member of the President's Advisory
Committee for Trade Policy and Negotiations.
Director of Caterpillar Inc., AK Steel
Corporation, Exxon Mobil Corporation,
Georgia-Pacific Corporation, and Wolverine
World Wide, Inc. Director of AT&T since 1997;
Chairman of the Capital Stock Committee; member
of the Governance and Nominating Committee and
the Finance Committee. Age 66.

AMOS B. HOSTETTER, JR., Former Chairman and
Chief Executive Officer of Continental
Cablevision, Inc. (a cable communications              [PHOTO]
company); Co-founder and Chief Financial
Officer of Continental Cablevision, Inc.
(1963-1980). Past Chairman of the Board
(1973-1974) and Director (1968-1998) of the
National Cable Television Association. Founding
member and past Chairman of the Cable-Satellite
Public Affairs Network (C-SPAN) and current
member of C-SPAN's Board and Executive
Committee. Chairman of the Board of Trustees of
Amherst College; Trustee of the Museum of Fine
Arts, Boston and WGBH-TV. Director of AT&T
since 1999. Age 63.

RALPH S. LARSEN, Chairman and Chief Executive
Officer of Johnson & Johnson (pharmaceutical,
medical, and consumer products) since 1989.            [PHOTO]
Chairman of The Business Council and Member of
the Policy Committee of The Business
Roundtable. Director of Johnson & Johnson and
Xerox Corporation. Director of AT&T since 1995;
Chairman of the Finance Committee and member of
the Audit Committee. Age 61.

JOHN C. MALONE, Chairman of Liberty Media
Corporation (a diversified media and
communications company) since 1990. Former             [PHOTO]
Chairman (1996-1999), Chief Executive Officer
(1994-1999), and President (1994-1997) of
Tele-Communications, Inc. Director of Liberty
Media Corporation, The Bank of New York, At
Home Corporation, TCI Satellite Entertainment,
Inc., UnitedGlobalCom, Inc., USANi LLC, and
Cendant Corporation. Director of AT&T since
March 1999. Member of the Capital Stock
Committee. Age 59.

DONALD F. MCHENRY, President of IRC Group LLC
(international relations consultants) since
1981; Distinguished Professor in the Practice          [PHOTO]
of Diplomacy, Georgetown University, since
1981. Director of Fleet Boston Corp. and its
subsidiary, First National Bank of Boston;
Coca-Cola Co.; International Paper Co.; and
SmithKline Beecham plc (U.K.). Director of AT&T
since 1986; member of the Audit Committee, the
Compensation and Employee Benefits Committee,
the Governance and Nominating Committee, and
the Executive Committee. Age 63.

MICHAEL I. SOVERN, Chairman of Sotheby's
Holdings, Inc. President Emeritus and
Chancellor Kent Professor of Law at Columbia           [PHOTO]
University; President (1980-1993). President
and Director of Shubert Foundation and Director
of Shubert Organization. Director of Sequa
Corp., Sotheby's Holdings, Inc., and
Warner-Lambert Company. Chairman of the Japan
Society. Chairman of the American Academy in
Rome. Director of AT&T since 1984; Chairman of
the Audit Committee and member of the
Compensation and Employee Benefits Committee,
the Executive Committee, the Proxy Committee,
and the Capital Stock Committee. Age 68.

SANFORD I. WEILL, Chairman and Co-Chief
Executive Officer of Citigroup Inc. (a
financial services company) since October 1998;        [PHOTO]
Chairman and Chief Executive Officer of
Travelers Group and its predecessor, Commercial
Credit Company (1986 to 1998). President of
American Express Company (1983-1985) and
Chairman and Chief Executive Officer of the
Fireman's Fund Insurance Company subsidiary
(1984-1985). Chairman of the Board of Trustees
of Carnegie Hall; Chairman of the Board of
Overseers for Cornell University's Joan and
Sanford I. Weill Medical College and Graduate
School of Medical Sciences; and Founder and
Chairman of the National Academy Foundation.
Vice Chairman of The Business Council. Director
of E. I. du Pont de Nemours and Company; New
York Presbyterian Hospital; Memorial
Sloan-Kettering Cancer Center; and United
Technologies Corporation. Director of AT&T
since 1998; member of the Audit Committee and
the Finance Committee. Age 67.

JOHN D. ZEGLIS, Chief Executive Officer of AT&T
Wireless Group since December 1999. President
since 1997, Vice Chairman (June-November 1997),        [PHOTO]
General Counsel and Senior Executive Vice
President (1996-1997), Senior Vice President
and General Counsel (1986-1996) of AT&T.
Director of Helmerich and Payne Corporation,
Sara Lee Corporation, Illinova Corporation, and
Liberty Media Corporation. Director of AT&T
since 1997; member of the Governance and
Nominating Committee. Age 52.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

    The following table sets forth information concerning the beneficial ownership of AT&T Common Stock, Liberty Media Group Class A Tracking Stock ("Class A Liberty Stock"), and Liberty Media Group Class B Tracking Stock ("Class B Liberty Stock") as of January 1, 2000 for (a) each current Director elected to the Board in 1999; (b) each of the officers named in the Summary Compensation Table herein ("Named Officers") not listed as a Director; and
(c) Directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities. The number of shares of AT&T Common Stock has been adjusted to reflect the three-for-two stock split paid on April 15, 1999. The number of shares of Class A Liberty Stock and Class B Liberty Stock reflects a two-for-one stock split paid on June 11, 1999.

                                                                                        PERCENT
                            TITLE OF         BENEFICIALLY       DEFERRAL                   OF
         NAME             STOCK CLASS            OWNED          PLANS(1)     TOTAL       CLASS
         ----            --------------   -------------------   --------   ----------   --------
          (a)
C. Michael Armstrong...   AT&T Common              491,817(2)    15,335       507,152        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Kenneth T. Derr........   AT&T Common                   4,500     6,696        11,196        *
                              Class A
                              Liberty
                              Class B
                              Liberty

M. Kathryn Eickoff.....   AT&T Common                   4,500     5,173         9,673        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Walter Y. Elisha.......   AT&T Common                  16,488    30,870        47,358        *
                              Class A
                              Liberty
                              Class B
                              Liberty

George M. C. Fisher....   AT&T Common                  15,132     7,533        22,665        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Donald V. Fites........   AT&T Common                   4,500     5,307         9,807        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Amos B.
  Hostetter (3)........   AT&T Common                 431,800     1,065         1,065        *
                              Class A                                         431,800        *
                              Liberty
                              Class B
                              Liberty

Ralph S. Larsen........   AT&T Common                   4,800    11,858        16,658        *
                              Class A
                              Liberty
                              Class B
                              Liberty

John C. Malone.........   AT&T Common     32,624,807(4)(5)(6)       919    32,625,726     1.02%
                              Class A         3,220,214(4)(5)               3,220,214        *
                              Liberty     97,546,022(4)(5)(7)              97,546,022    89.01%
                              Class B
                              Liberty

                                                                                        PERCENT
                            TITLE OF         BENEFICIALLY       DEFERRAL                   OF
         NAME             STOCK CLASS            OWNED          PLANS(1)     TOTAL       CLASS
         ----            --------------   -------------------   --------   ----------   --------
Donald F. McHenry......   AT&T Common                   4,817     9,449        14,266        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Michael I. Sovern......   AT&T Common                   2,300     6,413         8,713        *
                              Class A                   1,500                   1,500        *
                              Liberty
                              Class B
                              Liberty

Sanford I. Weill.......   AT&T Common                  50,000     1,409        51,409        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Thomas H. Wyman........   AT&T Common                   1,500    12,971        14,471        *
                              Class A
                              Liberty
                              Class B
                              Liberty

John D. Zeglis.........   AT&T Common            1,161,859(8)   162,381     1,324,240        *
                              Class A
                              Liberty
                              Class B
                              Liberty

                                                                                        PERCENT
                            TITLE OF         BENEFICIALLY       DEFERRAL                   OF
         NAME             STOCK CLASS            OWNED          PLANS(1)     TOTAL       CLASS
         ----            --------------   -------------------   --------   ----------   --------
          (b)
Daniel E. Somers.......   AT&T Common              175,560(9)    24,064       199,624        *
                              Class A
                              Liberty
                              Class B
                              Liberty

Frank Ianna............   AT&T Common             318,035(10)     8,974       327,009        *
                              Class A
                              Liberty
                              Class B
                              Liberty

John C. Petrillo.......   AT&T Common             378,211(11)    36,954       415,165        *
                              Class A
                              Liberty
                              Class B
                              Liberty

          (c)
Directors and Executive
  Officers as a
  group................   AT&T Common          37,630,957(12)   413,333    38,044,290     1.18%
                              Class A               3,653,514         0     3,653,514        *
                              Liberty              97,546,022         0    97,546,022    89.01%
                              Class B
                              Liberty

----------------------------------

*Less than one percent

FOOTNOTES

1. Share units held in deferred compensation accounts that do not constitute beneficially owned securities.

2. Includes beneficial ownership of 273,410 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

3. Also beneficially owns 6,100 shares of Series A Stock of Liberty Digital, a subsidiary of the Company, which constitute less than 1% of this class of securities.

4. Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 162,897 shares of AT&T Common Stock; (b) 3,194,600 shares of Class A Liberty Stock; and (c) 582,400 shares of Class B Liberty Stock.

5. Includes 1,004,620 shares of AT&T Common Stock, 25,452 shares of Class A Liberty Stock, and 1,704,718 shares of Class B Liberty Stock held by
    Dr. Malone's wife, Mrs. Leslie Malone, as to which Dr. Malone has disclaimed beneficial ownership, and includes 439,000 shares of AT&T Common Stock held by the Malone Foundation.

6. Between January 3 and January 10, 2000, Dr. Malone's beneficial ownership of AT&T Common Stock was reduced by aggregate dispositions of 3,550,000 shares, including 439,000 shares held by the Malone Foundation.

7. In connection with the merger of Tele-Communications, Inc. ("TCI") into AT&T, TCI assigned to Liberty Media Group ("Liberty") its rights under a call agreement with Dr. Malone and Dr. Malone's wife (the "Malones") and a call agreement with the estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). As a result, Liberty has the right, under certain circumstances, to acquire the Class B Liberty Stock owned by the Malones and the Magness Group. Further, in connection with the AT&T merger, TCI assigned to Liberty its rights under a shareholders agreement with the Magness Group and the Malones, pursuant to which, among other things, Dr. Malone has an irrevocable proxy, under certain circumstances, to vote the Class B Liberty Stock or any super voting class of equity securities issued by Liberty held by the Magness Group. As a result of certain provisions of the shareholders agreement referred to above, Dr. Malone's beneficial ownership of Class B Liberty Stock includes 47,791,166 shares held by the Magness Group. (See footnotes 4, 5, 6, and 7 in the section entitled "Ownership of Voting Securities In Excess of Five Percent by Beneficial Owners".)

8. Includes beneficial ownership of 1,153,716 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

9. Includes beneficial ownership of 174,498 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

10. Includes beneficial ownership of 302,517 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

11. Includes beneficial ownership of 376,047 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

12. Includes beneficial ownership of 4,164,531 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

OWNERSHIP OF VOTING SECURITIES IN EXCESS OF FIVE PERCENT BY BENEFICIAL OWNERS

    The following table sets forth information as to the beneficial ownership of AT&T Common Stock, Liberty Media Group Class A Tracking Stock ("Class A Liberty Stock"), and Liberty Media Group Class B Tracking Stock ("Class B Liberty Stock") by each person or group known by the Company, based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934 (the "Exchange Act"), to own beneficially more than 5% of the outstanding shares of AT&T Common Stock, Class A Liberty Stock or Class B Liberty Stock as of
January 1, 2000. The number of shares of AT&T Common Stock has been adjusted to reflect the three-for-two stock split paid on April 15, 1999. The number of shares of Class A Liberty Stock and Class B Liberty Stock reflects a two-for-one stock split paid on June 11, 1999.

       NAME AND ADDRESS OF                   TITLE OF               NUMBER OF         PERCENT OF
         BENEFICIAL OWNER                   STOCK CLASS              SHARES             CLASS
       -------------------              -------------------      ---------------      ----------
AXA (1)...........................        Class A Liberty          89,881,853            7.70%
9 Place Vendome
75001 Paris France

Putnam Investments, Inc. (2)......        Class A Liberty          89,467,127            7.70%
One Post Office Square
Boston, MA 02109

Janus Capital Corporation and.....        Class A Liberty          66,909,561            5.70%
Thomas H. Bailey (3)
100 Fillmore Street
Denver, CO 80206

Gary Magness (4)..................          AT&T Common            28,105,978            0.88%
c/o Baker & Hostetler LLP                 Class A Liberty          65,982,568            5.70%
Suite 1100                                Class B Liberty          46,977,318           43.33%
303 East 17th Avenue
Denver, CO 80203

Kim Magness (5)...................          AT&T Common            28,044,954            0.88%
c/o Baker & Hostetler LLP                 Class A Liberty          65,790,680            5.69%
Suite 1100                                Class B Liberty          47,054,952            43.4%
303 East 17th Avenue
Denver, CO 80203

Estate of Bob Magness (6).........          AT&T Common            20,433,307            0.64%
c/o Baker & Hostetler LLP                 Class A Liberty          48,591,512             4.2%
Suite 1100                                Class B Liberty          35,425,056           32.67%
303 East 17th Avenue
Denver, CO 80203

       NAME AND ADDRESS OF                   TITLE OF               NUMBER OF         PERCENT OF
         BENEFICIAL OWNER                   STOCK CLASS              SHARES             CLASS
       -------------------              -------------------      ---------------      ----------
Magness Securities, LLC (7).......          AT&T Common             7,090,690            0.22%
c/o Baker & Hostetler LLP                 Class A Liberty          15,564,360            1.35%
Suite 1100                                Class B Liberty          10,816,048            9.98%
303 East 17th Avenue
Denver, CO 80203

FOOTNOTES

1. According to a Schedule 13G/A jointly filed on February 14, 2000 by AXA Assurances I.A.R.D. Mutuelle ("IARD"), AXA Assurances Vie Mutuelle ("AAVM"), AXA Conseil Vie Assurance Mutuelle ("ACVAM"), AXA Courtage Assurance Mutuelle ("ACAM"), AXA ("AXA"), and AXA Financial, Inc. ("AFI"): (a) each of IARD, AAVM, ACVAM, ACAM and AXA beneficially owns 89,881,853 shares of
    Class A Liberty Stock and has sole voting power with respect to 41,141,513 shares, shared voting power with respect to 29,302,247 shares, sole dispositive power with respect to 89,881,853 shares and shared dispositive power with respect to 333,657 shares, including the following AXA entities having sole voting and dispositive power: AXA Investment Managers (France), 18,970 shares; AXA Investment Managers (Hong Kong), 7,409 shares; AXA Sun Life & Provincial Holdings plc (UK), 212,425 shares; AXA Colonia Konzern AG (Germany), 2,100 shares; (b) AFI beneficially owns 89,640,949 shares of Class A Liberty Stock and has sole voting power with respect to 40,900,609 shares, shared voting power with respect to 29,302,247 shares, sole dispositive power with respect to 89,288,942 shares and shared dispositive power with respect to 333,657 shares; and (c) the following subsidiaries of AFI beneficially own shares of Class A Liberty Stock: (i) Alliance Capital Management L.P. (87,226,753 shares, as to which such entity exercises sole voting power with respect to 39,555,219 shares, shared voting power with respect to 28,422,104 shares, sole dispositive power with respect to 87,066,169 shares and shared dispositive power with respect to 160,584 shares), (ii) Donaldson, Lufkin & Jenrette Securities Corporation (578,673 shares, as to which such entity exercises sole voting power with respect to 390,600 shares, sole dispositive power with respect to 405,600 shares and shared dispositive power with respect to 173,073 shares), (iii) the Equitable Life Insurance Society of the United States (1,026,871 shares, as to which such entity exercises sole voting power with respect to 152,438 shares, shared voting power with respect to 874,433 shares and sole dispositive power with respect to all such shares), and (iv) Wood, Struthers & Winthrop Management Corporation (808,652 shares, as to which such entity exercises sole voting power with respect to 802,352 shares, shared voting power with respect to 5,710 shares and sole dispositive power with respect to all such shares). Addresses of the joint filers: IARD and AAVM, 21, rue de Chateaudum, 75009 Paris France; ACVAM, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France; ACAM, 26, rue Louis le Grand, 75002 Paris France; and AFI, 1290 Avenue of the Americas, New York NY 10104.

2.  According to a Schedule 13G filed on February 17, 2000, Putnam
    Investments, Inc. ("PI") beneficially owns 89,467,127 shares of Class A Liberty Stock and has shared voting power with respect to 5,823,196 shares, and the following subsidiaries of PI own shares of Class A Liberty Stock:
    (i) Putnam Investment Management, Inc. (71,681,068 shares, with shared dispositive power with respect to all such shares), and (ii) The Putnam Advisory Company, Inc. (17,786,059 shares, with shared voting power with respect to 5,823,196 shares and shared dispositive power with respect to all such shares). Marsh & McLennan Companies, Inc. is the parent holding company of PI and has no voting or dispositive power over PI shares.

3. According to a Schedule 13G filed on February 15, 2000, Janus Capital Corporation beneficially owns 66,909,561 shares of Class A Liberty Stock and has sole voting and dispositive power over all such shares. Thomas H. Bailey owns approximately 12.2% of Janus Capital Corporation, serves as President and Chairman of the Board, and may be deemed to have voting and dispositive power with respect to shares held by the managed portfolios of Janus Capital Corporation.

4. According to a Schedule 13D filed on April 10, 1999, Gary Magness beneficially owns (a) 28,105,978 shares of AT&T Common Stock and has sole voting power with respect to 581,980 shares, shared voting power with respect to 20,433,307 shares, sole dispositive power with respect to 581,980 shares and shared dispositive power with respect to 27,523,998 shares;
    (b) 65,982,568 shares of Class A Liberty Stock with sole voting power with respect to 1,304,700 shares, shared voting power with respect to 48,591,512 shares, sole dispositive power with respect to 1,304,700 shares and shared dispositive power with respect to 64,677,868 shares; and (c) 46,977,318 shares of Class B Liberty Stock with sole voting power with respect to 736,214 shares, shared voting power with respect to 35,425,056 shares, sole dispositive power with respect to 736,214 shares and shared dispositive power with respect to 46,241,104 shares. Gary Magness is the holder of a 50% membership interest in Magness Securities, LLC. The following shares beneficially owned by Magness Securities, LLC are reflected in full in Gary Magness' share information: 7,090,690 shares of AT&T Common Stock, 15,564,360 shares of Class A Liberty Stock and 10,816,048 shares of Class B Liberty Stock.

5. According to a Schedule 13D filed on April 10, 1999, Kim Magness beneficially owns (a) 28,044,954 shares of AT&T Common Stock and has sole voting power with respect to 7,611,646 shares, shared voting power with respect to 20,433,307 shares, sole dispositive power with respect to 520,956 shares and shared dispositive power with respect to 27,523,998 shares;
    (b) 65,790,680 shares of Class A Liberty Stock with sole voting power with respect to 17,199,168 shares, shared voting power with respect to 48,591,512 shares, sole dispositive power with respect to 1,112,812 shares and shared dispositive power with respect to 64,677,868 shares; and (c) 47,054,952 shares of Class B Liberty Stock with sole voting power with respect to 11,629,896 shares, shared voting power with respect to 35,425,056 shares, sole dispositive power with respect to 813,848 shares and shared dispositive power with respect to 46,241,104 shares. Kim Magness is the manager and a holder of a 50% membership interest in Magness Securities, LLC. The following shares beneficially owned by Magness Securities, LLC are reflected in full in Kim Magness' share information: 7,090,690 shares of AT&T Common Stock, 15,564,360 shares of Class A Liberty Stock, and 10,816,048 shares of Class B Liberty Stock.

6. According to a Schedule 13D filed on April 10, 1999, the Estate of Bob Magness beneficially owns (a) 20,433,307 shares of AT&T Common Stock with sole voting power and sole dispositive power with respect to all such shares; (b) 48,591,512 shares of Class A Liberty Stock with sole voting power and sole dispositive power with respect to all such shares and
    (c) 35,425,056 shares of Class B Liberty Stock with sole voting power and sole dispositive power with respect to all such shares. Kim Magness and Gary Magness are the co-personal representatives of the Bob Magness Estate and share both voting and dispositive power over the shares held by the Bob Magness Estate.

7. According to a Schedule 13D filed on April 10, 1999, Magness Securities, LLC beneficially owns (a) 7,090,690 shares of AT&T Common Stock with sole voting power and sole dispositive power with respect to all such shares;
    (b) 15,564,360 shares of Class A Liberty Stock with sole voting power and sole dispositive power with respect to all such shares; and (c) 10,816,048 shares of Class B Liberty Stock with sole voting power and sole dispositive power with respect to all such shares. Kim Magness is the manager and a holder of a 50% membership interest in Magness Securities, LLC. Gary Magness is also a holder of a 50% membership interest in Magness Securities, LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company.

    To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1999, none of its Directors and executive officers failed to file on a timely basis reports required by Section 16(a).

RATIFICATION OF APPOINTMENT OF AUDITORS
(ITEM 2 ON PROXY CARD)

    Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP ("PwC") as the independent auditors to examine the Company's financial statements for the year 2000. PwC has audited the Company's books for many years. YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR SUCH RATIFICATION. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee.

    Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

    For the year 1999, PwC also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

DIRECTORS' PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF LIBERTY MEDIA GROUP CLASS A AND CLASS B TRACKING STOCK
(ITEM 3 ON PROXY CARD)

    The Board of Directors recommends an amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Liberty Stock from 2.5 billion to 4 billion, and to increase the number of authorized shares of Class B Liberty Stock from 250 million to 400 million. On January 1, 2000, 1,156,778,730 shares of Class A Liberty Stock and 108,421,114 shares of Class B Liberty Stock were issued and outstanding.

    The Board of Directors believes that the proposed increases are desirable to make available additional shares for possible future stock splits, stock dividends, employee benefit plan issuances, equity financings, acquisitions, and other corporate purposes relating to the Liberty Media Group without the expense and delay of a special shareholders' meeting.

    The Company is not aware of any specific transaction or plan that would require an increase in the number of authorized shares of Class A Liberty Stock or Class B Liberty Stock (together "Liberty Stock"). Authorized but unissued shares of Liberty Stock may be issued at such times, for such purposes, and for such consideration as the Board of Directors may determine, without the requirement of further action by shareholders, except as otherwise required by applicable corporate law or stock exchange policies or by the Company's Restated Certificate of Incorporation or By-Laws. The Company's Restated Certificate of Incorporation limits the circumstances in which Class B Liberty Stock may be issued. Under the Inter-Group Agreement between members of the Liberty Media Group, on the one hand, and the Company, on the other, the Company is required to contribute to a member of the Liberty Media Group the net proceeds of
(i) any issuance of shares of Liberty Stock (or securities convertible into, or exercisable or exchangeable for, shares of Liberty Stock) and (ii) any sale of Liberty Stock (or such other securities) that were acquired using cash or assets that are attributable to the Liberty Media Group.

    The proposed amendment would not affect the authorized number of shares of AT&T Common Stock, AT&T Wireless Group tracking stock, and AT&T Preferred Stock.

    The adoption of the proposed amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Class A Liberty Stock from 2.5 billion to 4 billion shares, and to increase the number of authorized shares of Class B Liberty Stock from 250 million to 400 million shares will require the affirmative vote of both (a) a majority of the combined voting power of the holders of AT&T Common Stock, Class A Liberty Stock, and Class B Liberty Stock, voting as a single class, and (b) a majority of the combined voting power of Class A Liberty Stock and Class B Liberty Stock, voting separately as a single class (without any vote of the holders of AT&T Common Stock). Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. YOUR DIRECTORS RECOMMEND A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

SHAREHOLDER PROPOSALS

    AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful consideration and adopted, if appropriate. After discussion with Company representatives and clarification of the Company's position, many proposals are withdrawn.

    Proponents of seven shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: MANAGER - PROXY, AT&T CORP., 295 NORTH MAPLE AVENUE, ROOM 1216L2, BASKING RIDGE, NEW JERSEY 07920-1002. The proposals and supporting statements are quoted below. The Board has concluded it cannot support these proposals for the reasons given.
                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 4 ON PROXY CARD)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:

"RESOLVED: "That the stockholders of A.T.T. assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

"(a) The handing of contribution cards of a single political party to an employee by a supervisor.

"(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

"(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

"(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

"(e) Placing a preponderance of contribution cards of one party at mail station locations."

"REASONS: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not A.T.T.)." "And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report."

"If you AGREE, please mark your proxy FOR this resolution."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The Board of Directors believes that adoption of this proposal would not be in the best interests of the Company or its shareholders and that the resolution is both unnecessary and administratively burdensome.

    The Company does not endorse or engage in activities that would coerce its employees to make political contributions. Moreover, the Company is required to comply with numerous federal and state laws and regulations governing political contributions.

    As authorized by federal law, the Company sponsors a political action committee supported solely by contributions from employees. This provides an opportunity for employees to make voluntary contributions to support candidates and public officials whose views are consistent with the Company's long-term legislative and regulatory goals regarding the telecommunications industry or who represent the communities served by the Company and its subsidiaries. The Company has a strong record of supporting the political process in a bipartisan manner. The Company has established policies and procedures to ensure that employee contributions to the AT&T Political Action Committee are strictly voluntary. Contributions may not be solicited or secured through the use of job discrimination or financial reprisal, or the threat thereof, or as a condition of employment. The AT&T Political Action Committee is not affiliated with any political party nor with any specific candidate for election.

    The Company believes strongly that federal and state regulations, along with its own policies and procedures, adequately address all issues raised by the proposal. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.
                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 5 ON PROXY CARD)

Robert D. Morse, 212 Highland Ave., Moorestown, NJ 08057-2717, has submitted the following proposal:

"That the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts", which overpay a person no longer satisfactory to the Company, just to leave !

"This does not include any programs for employees.

"REASONS:

"Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

"Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

"Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

"Who writes the objections to my proposal ? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary ? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

"Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase ?

"After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show ?

"Please vote "YES" for this proposal, and pay attention to the vote for directors until they stop this practice."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. This proposal would discontinue some of the most significant components of compensation and render AT&T non-competitive in the employment market. AT&T's compensation decisions are designed to attract, motivate, and retain high-caliber employees at all levels of the Company. As indicated in the compensation philosophy statement on pages 40 through 45 of this proxy statement, the Company's overall executive compensation levels are designed to be competitive with the relevant group of organizations with which the Company competes for executive talent. This is essential in the current economic environment with intense competition for executives' talent. The Company's overall compensation plans have three basic components: 1) an annual base salary component; 2) a short-term incentive component, consisting of an annual bonus; and 3) a long-term incentive component, which may include such features as performance shares, stock options, and restricted stock. Through this integrated compensation program, the Company has successfully recruited new executives and retained executives key to the execution of its strategy. Concurrently, we also have lost talent to other firms willing to offer exceptionally valuable compensation packages. To continue to attract and retain key executives, it is becoming increasingly important for AT&T to have the flexibility to offer stock incentives and design and execute employment agreements, which include severance provisions, that address the unique circumstances associated with each employment situation.

    The Compensation and Employee Benefits Committee has and will continue to perform an analysis of compensation relative to the Company's performance and industry-wide trends. Because other companies provide their executives with significant incentives, including bonuses and stock-based incentives to remain employed, AT&T must be able to offer its executives comparable employment and incentive packages. This is essential for recruitment plus retention because AT&T's highly talented employees frequently are approached by other competing firms. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 6 ON PROXY CARD)

Richard A. Dee, 115 East 89th Street, New York, NY 10128, has submitted the following proposal:

"Opportunity is Calling for AT&T to create the nation's first STOCKHOLDER
  MATCHING GIFT PROGRAM. Such a program will provide the owners of AT&T, its stockholders, with incentives and a way to leverage their generosity similar to those that the company now provides its employees, retirees, and even outside directors.

"For many years, support of educational and other socially-beneficial organizations has been encouraged by the AT&T EMPLOYEE MATCHING GIFT PROGRAM. Education is widely considered to be the most crucial factor that will determine our nation's future, and educational organizations receive about 75% of the value of matching gifts generated by this and similar well-established and well-accepted programs offered by over a thousand forward-looking companies.

"IT IS HEREBY REQUESTED THAT THE BOARD OF DIRECTORS PROMPTLY ADOPT A RESOLUTION
  CALLING FOR ESTABLISHMENT OF A STOCKHOLDER MATCHING GIFT PROGRAM, SIMILAR TO AND PATTERNED ON THE AT&T EMPLOYEE MATCHING GIFT PROGRAM, THAT WILL ENABLE STOCKHOLDERS TO HAVE ALL OR A PORTION OF THE DIVIDENDS TO WHICH THEY BECOME ENTITLED PAID TO QUALIFYING ORGANIZATIONS OF THEIR CHOICE, WITH SUCH CONTRIBUTIONS MATCHED BY THE COMPANY TO AN EXTENT DETERMINED BY THE BOARD.

"A Stockholder Matching Gift Program similar to and patterned upon the company's
  Employee Matching Gift Program will provide a new right, and a new sense of participation, to AT&T stockholders, most of whom, in common with the stockholder-owners of most large publicly-owned companies, now experience little if any connection to the company.

"The Stockholder Matching Gift Program concept is new, and establishment of such a program for AT&T stockholders therefore will require action by the Board of Directors as called for by this Proposal. Program implementation and day-to-day operation, as with the employee program, will be the responsibility of management.

"In recent years, stockholders of a growing number of major publicly-owned companies, including AT&T, have been critical of corporate charity - its extent and its recipients. A Stockholder Matching Gift Program will enable AT&T STOCKHOLDERS to designate, relative to their ownership interest in the company, the amounts and recipients of at least some part of the company's charity.

"Although matching gift programs that enable the leveraging of individual charity are available to many investors through their employers, a far greater number, including many AT&T stockholders, have no access at all to these important and valuable socially-beneficial programs because they are self-employed or employees or retirees of companies without such programs.

"Investors have begun to look with favor upon companies genuinely concerned with the nation's future - companies that consider contributions to the nation's future 'affordable'. A Stockholder Matching Gifts Program will enhance AT&T's reputation as an active and concerned corporate citizen, and the cost of such a program will be more than justified by increased community goodwill and the building of a more loyal and supportive stockholder base.

"Because the financial needs of many stockholders decline following their retirement, opportunities to leverage their generosity through Stockholder Matching Gift Programs hopefully will serve as powerful incentives for many such stockholders to increase substantially their contributions to socially-beneficial organizations.

"PLEASE VOTE FOR THIS PROPOSAL."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The AT&T Employee Matching Gift Program is a limited program that combines an employee benefit, drawing on limited funds, with a philanthropic endeavor. The level of funding and the program's administrative structure are insufficient to support a widespread program extending to millions of shareholders. On the administrative structure, the expense of running a program would substantially increase the Company's overall cost for matching gifts for more than 4 million AT&T shareholders. Furthermore, with limited funding, there is no equitable allocation of the available funds that would sufficiently cover all possible shareholder requests.

    We are convinced that identifying and selecting charitable recipients, and making meaningful contributions to specific organizations, for millions of shareholders, should ultimately rest with and would be better addressed by individual shareholders; not through a very expensive administrative structure, built and managed by the Company. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 7 ON PROXY CARD)

Judith M. Barnet, 3074 Main Street, P.O. Box 276, Barnstable, MA 02630; Robert
W. Burnett, 828 Arlington Ave., Berkeley, CA 94707; Byron Stookey, 42 North Street, Brattleboro, VT 05301; Scott Haas and Nilloufer Daruwala, 20595 Biltmore Ct., Potomac Falls, VA 20165; and Virginia Coyle, Box 513, Big Pine, CA 93513, have submitted the following proposal:

"WHEREAS, despite a record profitability in the 1990s, U.S. corporations, including AT&T, have also laid off record number of workers, arguing that cost-cutting is one key to long-term competitiveness and increased profitability;

"WHEREAS, only 44% of firms that downsized employees saw a rise in operating profits, according to a 1992 study by the American Management Association. The same study found that only 31% of corporate downsizers experienced productivity gains following the layoffs, while 77% experienced deterioration in employee morale. A similar study of 1,000 large companies conducted by the Wyatt Company found that less than one-third of the companies surveyed hit profit targets projected at the time of the restructuring;

"WHEREAS, a 1992 study by the Haas School of Business at the University of California at Berkeley found that firms with the widest pay gaps experienced lower quality. A study published in the JOURNAL OF ORGANIZATIONAL BEHAVIOR found that high levels of executive compensation generated cynicism among white-collar employees;

"WHEREAS, in 1998, in conjunction with a large-scale reduction in workforce, AT&T Chairman Michael Armstrong announced a pay freeze for nearly 1,000 top officers and managers. This move demonstrated a sense of shared sacrifice within the organization and received widespread positive coverage in the media;

"WHEREAS, in fall, 1999, AT&T announced another impending round of restructuring involving the layoff of an unspecified number of workers. The company also announced that this latest round of layoffs will not include generous severance packages for which AT&T has been known;

"WHEREAS, AT&T has been a leader in pursuing policies of seeking improved financial health through layoffs. Despite years of practicing this policy, our company continues to experience stagnant revenue growth relative to its major competitors;

"WHEREAS, we believe that asking employees to sacrifice while at the same time rewarding executives sends a mixed message to employees, suppliers and shareholders. We believe that business success over the long-term is enhanced when business is viewed as a shared enterprise in which both the rewards and sacrifices are equitably shared among all employees;

"WHEREAS, corporate leaders should have a long-term view when making management decisions. If decisions to cut costs are in the long-term best interest of the company, executives should be willing to defer their rewards until positive results are demonstrated. Rewarding cost-cutting executives for potentially good future performance is in conflict with standards of good corporate governance.

"RESOLVED, shareholders request that the Board build upon its previous commitment to a spirit of shared sacrifices and rewards by adopting an executive compensation policy that freezes the pay of corporate officers during periods of significant downsizing (layoffs involving the lesser of 5% of the company's workforce or 2,000 workers.) This pay freeze shall continue for a period of one year following the layoffs."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The Compensation and Employee Benefits Committee is committed to establishing fair and equitable compensation for all employees but cannot support a proposal that would freeze compensation and restrict the Company's ability to maintain the overall competitiveness of its compensation structure at any time it is reducing personnel. As the sponsor of this proposal acknowledges, the Company has continued to demonstrate its commitment to share the burdens of cost-cutting at all levels of the firm, as well as to provide opportunities for employees to share in its successes. However, the Directors believe that compensation levels should be driven in large part by the competitive dynamics of the marketplace. This means that during and after personnel and other cost reductions, it is still imperative to provide competitive compensation to the employees and executives who continue to serve the Company.

    Consequently, the Committee performs an annual analysis of total compensation relative to the Company's financial performance and competitive practices. The Committee's review of the compensation program encompasses several factors, including a competitive analysis of pay levels and mix, the link to operational results, the alignment of strategic goals, and consistency with compensation and governance trends. These considerations help shape the design of the total compensation program and guide the Committee to make the decisions and develop recommendations regarding compensation.

    With respect to trends and compensation practices, companies are offering key executives significant compensation packages. The need to attract and retain talented executives will continue to be critically important to AT&T. It would not be in the best interests of shareholders to limit or restrict the compensation of AT&T's key executives or to eliminate the flexibility of the Committee to provide appropriate competitive incentives. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 8 ON PROXY CARD)

Daniel Solomon, 1450 Que Street, N.W., Washington, DC 20009 and Ann M. Sink, 2724 Old Sugar Road, Durham, NC 27707, have submitted the following proposal:

"WHEREAS, the federal government spends $125 billion annually on corporate welfare, according to TIME magazine. TIME defines corporate welfare as "any action by local, state or federal government that gives a corporation or an entire industry a benefit not offered to others. It can be an outright subsidy, a grant, real estate, a low-interest loan or a government service." Federal corporate welfare payments equaled an astounding 26% of total 1998 after-tax corporate profits in the US and were equivalent to the total federal income taxes paid by 60 million Americans;

"WHEREAS, only about 10% of American businesses receive any form of corporate welfare, suggesting that dependence on government assistance is not necessary for most corporations to remain healthy;

"WHEREAS, AT&T is among the largest recipients of corporate welfare in America, according to TIME magazine;

"WHEREAS, there is a growing movement in America to end corporate welfare as we know it. On June 30, 1999, House Budget Committee Chairman John Kasich convened a watershed hearing on corporate welfare in the U.S. Capitol. Leaders from across the political spectrum, including Ralph Nader, and representatives of the conservative Heritage Foundation and the libertarian Cato Institute, joined voices in calling for substantive corporate welfare reform;

"WHEREAS, a representative of a coalition of 78 CEOs also spoke before the House
  Budget Committee, vowing to refuse corporate welfare for those firms. All these leaders cited their concern that corporate welfare disrupts free market principles by creating an unlevel playing field. They worry that continued dependence on government support will soften the ability of American businesses to compete;

"WHEREAS, given how pervasive corporate welfare has become, political reforms to alter corporate welfare could have a material impact on some firms, including AT&T;

"RESOLVED, that AT&T prepare a report outlining the financial benefit received by the company from following sources: a) direct government subsidies;
  b) below market real estate transactions offered as incentives by governments;
  c) tax abatements offered by state and local governments; d) tax credits that apply only to the company or to certain industries; e) below-market financing backed by government funds or government guarantees. This report shall be prepared at reasonable cost and may omit confidential information. It should be available to shareholders by September 30, 2000.

"SUPPORTING STATEMENT

"AT&T is a major beneficiary of corporate welfare provided by all levels of government. Though corporate welfare has been growing at rates approaching 10% in recent years, there are growing political forces to reverse this trend and end corporate welfare as we know it. Should this happen, shareholders of firms that are large recipients of corporate welfare could be subject to presently unquantifiable risks. The requested report will provide information to shareholders that will allow them to assess the vulnerability of AT&T to corporate welfare reform.

"PLEASE VOTE YES."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. To the extent that federal, state, and local governmental incentives are designed for and available to businesses, AT&T should be free to participate in the same incentives as its marketplace competitors.

    Those who administer public policy offer targeted incentives and subsidies to foster specific social goals, create job opportunities, encourage business enterprise, and stimulate economic development. Under these incentive and development programs, employees, companies, and communities mutually benefit from the infusion of capital that generates sales, income, and property taxes at the federal, state, and local level.

    The value of the Company and the interests of the shareholders will not be maximized if the Company does not use all of the incentives available to enhance its competitive position and return for shareholders. Our responsibility is to operate the business in the most competitive manner possible and to enhance the value of shareholders' investments by achieving maximum financial results. This obligation requires that we consider, as appropriate, the governmental incentives that are available. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 9 ON PROXY CARD)

Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, has submitted the following proposal:

"Be it resolved by the stockowners to recommend that the Board of Directors adopt the following corporate governance policy:

"1. Each director may retain a resident analyst with an office at the corporation's headquarters. The resident analyst would not be an employee of the corporation and would report only to the director.

"2. The resident analyst shall have access to all records, books, officers, employees, agents, attorneys, auditors, properties, facilities, assets, and liabilities of the corporation, its subsidiaries, its affiliates, and its joint ventures.

"3. A minimum budget of $100,000 per year shall be established for compensation, travel, communications, data bases, and other expenses of the resident analyst. The budget shall be considered compensation to the director.

"SUPPORTING STATEMENT

"Our directors cannot give us stockowners the best possible supervision of the corporation. Simply put, they don't devote their full-time attention to the corporation's affairs, and they don't have full-time offices at the corporation's headquarters.

"Perhaps we get one-tenth of their time - some less, some more. Our multi-billion dollar corporation deserves closer attention.

"If this system of part-time directors is going to continue, the second best thing is for each director to have a full-time resident analyst. He or she would be the director's eyes and ears on site and would report only to the director. Vast amounts of data are currently fed to our directors, and they need full-time assistance to analyze, critique, and improve on it. With this help, our directors may be better able to exercise truly proactive governance on our behalf.

"Unfortunately, the current board of directors does not yet want to take on this better informed and proactive role. That's apparently why they oppose this proposal.

"Your YES vote can tell them that you want them to grab this opportunity for progress and run with it."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. Corporations, like AT&T, are governed by a Board of Directors, elected by the shareholders, and by corporate officers, elected by the Board. The proposal would create a third type of management structure with a potentially powerful group of independent full-time resident non-employees elected neither by the shareholders nor the Board, and owing their loyalty only to their individual employer-director. AT&T believes that such a third tier of corporate management is antithetical to established principles of corporate governance and could constitute a disruptive force within the Company. The role of the Board would be inappropriately expanded beyond the customary one of general oversight and direction of the Company to one of day-to-day supervision, review, and investigation of corporate affairs, which could diminish the effectiveness of the Company's elected corporate officers. Such an unnecessary overlay of new structure upon AT&T's management would be a fundamental alteration and complication in corporate dynamics, one likely to impair the Company's ability to innovate, compete, and change.

    Further, to the extent Directors seek additional information, Board members can obtain it. Many publicly-held companies, including AT&T, already have various representatives who support the Board and act as primary points of contact to address director-related requests for strategic business, financial, and competitive research. In fact, through the Corporate Secretary's organization, AT&T maintains and forwards a comprehensive flow of critical business information to directors that provides relevant, timely information regarding AT&T's vital corporate business functions and interests. Additional information is always available upon request by the Directors. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

SHAREHOLDER PROPOSAL (ITEM 10 ON PROXY CARD)

Morton Bahr, Trustee, on behalf of the Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, DC 20001-2797, has submitted the following proposal:

"RESOLVED, that the stockholders of AT&T request the Board of Directors to take the steps that may be necessary: (1) to develop standards for evaluating the performance of the senior executives with respect to efforts to foster employee participation in workplace decisions, to develop and conduct training programs, and to maintain or improve employee satisfaction; and (2) to explicitly incorporate those standards into the criteria that are used to make compensation decisions with respect to senior executives.

"Supporting Statement

"The Company's ability to attract, develop and retain capable employees is critical to its success. In fact, the employees and their skills are, in a very real sense, the human capital of the enterprise.

"In recognition of this fact, a number of companies have begun to incorporate measures of human capital into the standards that they use to evaluate the performance of senior executives. These evaluations are then used to make executive compensation decisions. Actions which could negatively affect evaluations of executive performance with respect to measures of human capital might include significant downsizing, wage or benefit reductions, or material violations of workplace health and safety or anti-discrimination laws.

"According to an article in Business Week (Mar. 1, 1999), "employee satisfaction accounts for 20% of executive bonuses" that are awarded at Kodak. The same article reported that, beginning in 2000, part of the compensation for senior executives at United Airlines "will be tied to worker satisfaction as measured by an outside survey firm."

"These initiatives are consistent with the findings of a 1993 report by the U.S.
  Department of Labor, which was entitled High Performance Work Practices and Firm Performance. That report concluded, based on the available evidence, that "there is a positive correlation between high performance work practices and long-term financial performance."

  Moreover, the specific practices that the report cited included "training" and "employee involvement" among those that "are often associated with higher productivity."

"A report prepared by the Gordon Group for the California Public Employees
  Retirement System reached a similar conclusion. It found that in the aggregate, "firms with poor workplace practices have lower valuations than their peers with reputations for positive workplace practices."

"Adoption of the proposed executive compensation standards is particularly important at this time for AT&T. Our Company is continuing to suffer layoffs that are likely to undermine the satisfaction and morale of the remaining employees. In addition, AT&T has recently acquired other companies, such as Teleport (now ALS) and TCI, where wages, benefits, training and job security appear to be significantly below the standards that have been customary at AT&T. These circumstances indicate that the development and retention of human capital should be one of AT&T's highest priorities."

                          ----------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The Company now has performance evaluation standards for senior executives that address employee satisfaction. Those standards are addressed in conjunction with a variety of other factors and result in competitive compensation levels. No single factor, however, including employee satisfaction, can be a determinant in compensation without regard to other factors and overall competitive ranges for compensation. Setting compensation levels and determining appropriate performance-based incentives is a key responsibility of the Board of Directors. Your Directors must consider all pertinent factors in establishing compensation levels; and, more importantly, must balance many competing factors to determine which are most important and valid for evaluating executive performance in the relevant time specified.

    The Directors' ability to reward executives commensurate with the Company's performance is reliant on flexible compensation programs that are responsive to constant change in the highly competitive environment for executive talent. We must maintain flexibility. Any other arrangement would not be in the best interests of the Company and its employees. While we agree that employee satisfaction must be a factor, we do not agree that the Board should commit to any specific methodology for incorporating employee satisfaction into the criteria used for setting compensation levels.

    The Directors must be able to modify the measures and standards of performance to respond to the competitive situation and to appropriately motivate the Company's executives. Performance measures should be readily changeable to ensure that the Directors reward executives for the performance that is most critical for the Company. As a result, measures must include items that can be influenced and controlled by the executives, can be reliably measured, and will not dilute the impact of, or contend with, other important standards of performance. THEREFORE, YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                          ----------------------------

    Approval of the preceding shareholder proposals would require a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

ADVANCE NOTICE PROCEDURES

    Under the Company's By-Laws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

    A copy of the full text of the By-Law provisions discussed above may be obtained by writing to AT&T's Office of the Corporate Secretary.

SUBMISSION OF SHAREHOLDER PROPOSALS

    Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and must be received by November 25, 2000.

OTHER MATTERS TO COME BEFORE THE MEETING

    In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business. In the event that any matter not described herein may properly come before the meeting, or any adjournment thereof, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Employee Benefits Committee ("Committee") is composed of five independent non-employee Directors. The Committee is responsible for setting and administering executive officer salaries and the annual bonus and long term incentive plans that govern the compensation paid to all senior managers of the Company, except that the Board (other than Directors who are employees) is responsible for setting and administering salaries and the annual bonus of the Named Officers in the Summary Compensation Table based upon recommendations of the Committee.

COMPENSATION PHILOSOPHY

    The Company's programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to the short-term and long-term performance of the Company and the sustained performance of the individual. The Committee has developed executive compensation principles to provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance.

    COMPETITIVENESS: Total compensation for senior managers is targeted to produce pay consistent with the Company's performance compared against a group of direct competitors and selected major corporations of comparable size and scope of operations.

    PERFORMANCE CONTINGENCY: The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the Named Officers, the variable portion of the pay program ranges from 80-85% of total target pay.

    ACCOUNTABILITY TO STAKEHOLDERS: Performance measures used in the Company's incentive programs support value creation for our three key stakeholders: shareholders, customers, and employees. In addition, beginning in 1998, all senior managers of the Company are expected to hold AT&T stock valued at from one-to-five times their base salary.

    BALANCE BETWEEN SHORT-TERM AND LONG-TERM PERFORMANCE: The compensation structure for senior managers emphasizes long-term performance results over short-term results at an average ratio of 3 to 1.

    TAX EFFECTIVENESS: Elements of compensation under the annual bonus and long-term incentive plans qualify for exemption from the annual limit on tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has a salary and incentive award deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

    The Company's executive compensation program consists of three key elements:
(1) base salary; (2) short-term incentives, i.e., annual bonus; and (3) long-term incentives, i.e., performance shares, stock options, and restricted stock/units. The policies and the basis for determining executive compensation and specifically that of the Chairman of the Board and CEO, Mr. Armstrong, are described below:

    (1) BASE SALARY

    The Committee determines the salary ranges for each of the executive officer positions based upon the scope, level, and strategic impact of the position, and on pay levels of similarly positioned executive officers in comparable companies. Surveys conducted by external compensation consultants provide the market data utilized by the Committee annually as part of the determination of the succeeding year's executive compensation structure. Annual salary adjustments recognize sustained individual performance by the executive, with overall salary increase funding levels sensitive to both market movement and Company performance.

    The Committee presents the salary recommendations for the Named Officers to the non-employee Directors for approval. These salary recommendations are based on the executive's contribution to the Company, experience and expertise, and relative position against competitive market rates. There are no individual performance matrices or pre-established weightings given to each factor.

    (2) ANNUAL INCENTIVES

    The annual bonus for the Chairman and for the other Named Officers is
(i) 0.4% of the Company's net cash provided by operating activities for the annual performance period, divided by the total number of Named Officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets applicable to bonuses set for other executive officers.

    The annual bonus for other executive officers is based on the Company's financial and key non-financial results as measured against pre-set targets for
(i) Earnings Per Share ("EPS"); (ii) Revenue Growth;

(iii) reduction in Sales, General & Administrative ("SG&A") expense and network costs; (iv) Customer Value Added, which measures the relative value that customers perceive when our services are compared with those of our competitors; and (v) People Value Added, which measures employee views regarding leadership and contributions to the diversity of the Company. Targets for these measures were reviewed and approved by the Committee.

    (3) LONG-TERM INCENTIVES: PERFORMANCE SHARES, STOCK OPTIONS, AND RESTRICTED STOCK/UNITS

    Long-term incentives provide a mechanism for aligning the economic interests of executive officers with those of shareholders. Grants of stock options and performance shares are made annually under the AT&T 1997 Long Term Incentive Program ("1997 LTIP"). The size of these annual grants is based on competitive market grant levels for similar positions. The size of previous grants and the number of shares held by an executive generally are not considered in determining annual award levels. Grants of restricted stock or restricted stock units are made only on a selective and infrequent basis for purposes of retention or reward for outstanding performance.

    PERFORMANCE SHARES: Performance shares, which are awards of units equivalent in value to shares of AT&T Common Stock, are awarded annually in numbers based on surveys of competitive market grant levels for similar positions. Prior to 1997, payout of 0% to 150% of such performance shares was made in the form of cash and/or shares of AT&T Common Stock (with a required minimum of 50% in shares) at the end of a three-year performance period based on the Company's return to equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility under Section 162(m) of the Internal Revenue code, in the last year of a performance period, then the executive receives an "other stock unit award" payout in lieu of the performance share payout. The value of the payout to each such executive for the performance period is (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of Named Officers receiving such payouts, or
(ii) a lesser amount, based on factors that include targets for the Company's RTE established for performance shares for the three-year performance period.

    To address the transition period associated with the Company's restructuring, and the difficulty of setting long-term financial targets while restructuring was in progress, the Committee deemed the performance criteria for the 1995-1997 performance cycle to have been met at the target level. The opportunity to earn a payout above 100% was eliminated, and all other terms and conditions of the award continued to apply. For the same reason, grants for the 1996-1998 cycle were issued in the form of three-year stock units. For Named Officers, the net cash provided by operating activities formula and the Committee's authority to exercise negative discretion continued to apply in determining the actual payout for the 1995-1997 and 1996-1998 cycles.

    In 1997, the Company re-instituted a performance share program tied to three-year relative total shareholder return ("TSR") as measured against a peer group of industry competitors. TSR equals the sum of the appreciation in the price of AT&T Common Stock plus dividends paid over the period. Because of the continuing consolidation in the industry and among the peer group companies, and AT&T's continuing transformation into an all-distance company, as well as the ongoing difficulty of setting viable long-term financial targets for measurement purposes, the Committee recently approved a parallel set of measures to be used for all outstanding performance share cycles (1998-2000, 1999-2001, and 2000-2002.) The additional measurements for the performance share program are tied to a combination of three-year cumulative EPS and revenue results against pre-established targets and relative TSR as measured against the S&P 500 peer group companies. In addition to the extra measures, the Committee approved calculating the performance shares based on the greater performance results of either set of measures.

    STOCK OPTIONS: Stock options are granted annually to executive officers based on surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined annually by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T Common Stock on the day of grant, and become exercisable after the expiration of a period of time, typically between one and six years, and continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of AT&T Common Stock occurs over a specified number of years.

    RESTRICTED STOCK: Restricted stock and restricted stock unit awards are granted occasionally to executive officers under the 1997 LTIP, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. Messrs. Zeglis, Somers, Ianna, and Petrillo received a special award of restricted stock units of 102,000; 65,100; 65,100; and 57,000, respectively, on January 29, 1999.

CEO COMPENSATION

    During 1999, the Company's most highly compensated officer was C. Michael Armstrong, Chairman and Chief Executive Officer. Mr. Armstrong's 1999 performance was reviewed by the Committee and discussed with the non-employee Directors. The Committee's recommendations to the Board concerning the annual component (base salary and annual bonus) of Mr. Armstrong's compensation and the Board's approval of the annual component and his long-term component (performance shares and stock options) were based on the considerations discussed below.

    BASE SALARY: Mr. Armstrong's base salary was established at the time of his hire based on competitive market rates for a chief executive with his experience and record of accomplishment. As specified in Mr. Armstrong's employment agreement, the Committee will review

Mr. Armstrong's salary annually in comparison with the salaries of chief executive officers of other Fortune 20 companies, industry competitors, and selected other large companies during its annual compensation survey and review process. In 1999, Mr. Armstrong's salary was not increased based on the recommendation to the Board by the Committee.

    ANNUAL BONUS: After determining the maximum award payable to Mr. Armstrong based on the Company's net cash provided by operating activities, the Committee exercised its discretion in determining the actual bonus payable based on achievement of pre-set performance targets related to 1) earnings per share,
2) revenue growth, and 3) reduction in SG&A and network costs, as well as performance goals for Customer Value Added and People Value Added.

    Under Mr. Armstrong's leadership, 1999 was a year in which the Company continued to improve financial performance while also progressing to position AT&T in critical new markets for the future. The Company met or exceeded its financial targets, including a $2.20 EPS over 1998 including the TCI and IBM Global Network Services acquisitions, pro forma revenue growth of more than 6% over 1998 results, and a reduction in the SG&A expense-to-revenue ratio from 24% in 1998 to 21.7%. AT&T also continued to progress toward achieving its target for Customer Value Added and People Value Added measures.

    In addition to its strong financial results, the Company initiated a number of important strategic actions in 1999:

    - In March 1999, it merged with TCI, the second largest cable company in the United States. The cable plant offers AT&T an attractive foundation for a significant broadband access strategy.

    - It acquired the IBM Global Network Services business for $5 billion, which significantly strengthens the Company's abilities to serve global clients.

    - On May 6, 1999, it entered into an agreement to purchase MediaOne Group, Inc. for approximately $58 billion, which will significantly strengthen the Company's broadband access strategy and expand its cable footprint.

    - It developed and implemented a Joint Venture with British
      Telecommunications plc to position AT&T as a global communications leader.

    - It initiated the creation of a Wireless Tracking Stock to promote growth in its wireless businesses and deliver shareholder value.

    The impact to shareholders of improving financial performance and strategic positioning is seen in the increase in AT&T's market value during Mr. Armstrong's tenure. Since October 1, 1997 through December 31, 1999, AT&T has provided a TSR of 70% and the Company's market value has increased by over $70 billion. In consideration of these accomplishments, the Committee awarded Mr. Armstrong a bonus for 1999 performance of $2,258,000.

    LONG-TERM INCENTIVES: In January 1999, the Committee granted Mr. Armstrong an option on 450,000 shares, which becomes exercisable in 2002, 2003, and 2004. In order for this option to reach the value indicated in the Option/SAR Grants in the 1999 table on page 55, the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $60 billion for the Company's shareholders. The Committee also granted Mr. Armstrong 75,000 performance shares for the 1999-2001 cycle as described in the Long-Term Incentives section above.

                        THE COMPENSATION AND EMPLOYEE
                        BENEFITS COMMITTEE

                        Thomas H. Wyman, Chairman
                        Kenneth T. Derr
                        George M.C. Fisher
                        Donald F. McHenry
                        Michael I. Sovern

                        FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index, New Peer Group(1), and Old Peer Group (2). The Company has created the New Peer Group to reflect the Company's 1999 acquisition of a major cable television company, TCI. The performance of the Old Peer Group is displayed here for comparative purposes as required by SEC Reg. S-K Item 402(l)(4), and will not be provided in the future.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS  AT&T  S&P 500  NEW PEER GROUP  OLD PEER GROUP
1994      100      100             100             100
1995      132      138             138             140
1996      126      169             149             151
1997      194      226             207             206
1998      245      290             337             326
1999      251      351             425             400

                        DEC-94     DEC-95     DEC-96     DEC-97     DEC-98     DEC-99
                       --------   --------   --------   --------   --------   --------
AT&T Corp............    100        132        126        194        245        251
S&P 500..............    100        138        169        226        290        351
New Peer Group.......    100        138        149        207        337        425
Old Peer Group.......    100        140        151        206        326        400

EXPLANATION

The graph assumes $100 invested on December 31, 1994 in AT&T Common Stock, the S&P 500 Index, New Peer Group common stock, and Old Peer Group common stock with the reinvestment of all dividends, including the Company's distribution to shareholders of Lucent common stock on September 30, 1996 and NCR common stock on December 31, 1996(3). For the purpose of this chart, the Lucent and NCR distributions are treated as nontaxable cash dividends that would have been converted into additional AT&T shares at the close of business for Lucent on September 30, 1996 and at the close of business for NCR on December 31, 1996. The number of shares of AT&T Common Stock outstanding and per share data have been adjusted to reflect our three-for-two stock split paid on April 15, 1999.

FOOTNOTES

1. The New Peer Group is composed of the largest companies worldwide that compete against the Company in its industry segment of telecommunications and cable television services. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The New Peer Group is comprised of the following companies: Bell Atlantic Corp.; BellSouth Corporation; GTE Corporation; SBC Communications Inc.; U.S. West, Inc.; British Telecom plc (American Depository Receipt - "ADR"); Cable & Wireless plc (ADR); MCI WorldCom, Inc.; Sprint Corp.; Vodafone Airtouch plc (ADR); Comcast Corporation, Class A; and Cablevision Systems Corporation, Class A.

2. The Old Peer Group was composed of the S&P 1998 Telephone Index (Alltel Corporation; Ameritech Corporation; Bell Atlantic Corp.; BellSouth Corporation; Frontier Corporation; GTE Corporation; SBC Communications Inc.; and U.S. West, Inc.); British Telecom plc (ADR); Cable & Wireless plc (ADR); MCI WorldCom, Inc.; and Sprint Corp.

3.  Data Source: S&P Computstat

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION(2)                LONG-TERM COMPENSATION(2)
                                                                                        AWARDS(4)             PAYOUTS
                                                                      OTHER
                                                                     ANNUAL     RESTRICTED                                ALL OTHER
                                                                     COMPEN-      STOCK                        LTIP        COMPEN-
NAMED OFFICERS AND                                                  SATION(3)   AWARD(S)(5)      OPTIONS/    PAYOUTS(6)   SATION(7)
PRINCIPAL POSITION(1)             YEAR      SALARY($)   BONUS($)       ($)         ($)            SARS(#)       ($)          ($)
C. Michael Armstrong               1999     1,400,000   2,258,000     683,284            0         573,410           0      275,100
  Chairman of the Board            1998     1,400,000   1,900,150     507,338            0         450,000           0    2,490,806
  and CEO                          1997       291,667           0           0   14,927,568(a)    1,125,000           0        8,539

John D. Zeglis                     1999       850,000   1,335,400   1,199,880    6,107,250(b)      667,500   1,036,838       41,224
  Chairman & CEO                   1998       700,000     950,100     563,906            0         157,500     605,782       47,601
  AT&T Wireless Group              1997       659,000     950,000     468,852            0         204,000     320,409       41,260

Daniel E. Somers                   1999       556,250     706,900     172,800    3,897,863(b)      546,500   1,062,444       76,847
  President & CEO                  1998       500,000     542,900      71,202            0          99,000     730,148       65,681
  AT&T Broadband                   1997       270,833     350,000           0      452,813(c)      204,000           0       73,241

Frank Ianna                        1999       497,250     612,900     185,414    3,897,863(b)      405,000     402,426       16,077
  President -                      1998       414,000     540,000     105,121            0          78,000     228,206       24,788
  AT&T Network Services            1997       411,667     472,200      70,155            0         117,000     121,657      847,736

John C. Petrillo                   1999       453,750     535,500     269,215    3,412,875(b)      354,000     680,011       23,704
  Executive Vice President-        1998       435,000     519,000     149,024            0          78,000     469,186       30,112
  Corporate Strategy &             1997       430,833     477,300     112,079            0         117,000     248,410      898,777
  Business Development

FOOTNOTES

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

2. Compensation deferred at the election of Named Officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3.  Includes (a) payments of above-market interest on deferred compensation,
    (b) dividend equivalents paid with respect to long-term incentive compensation paid during the year, and (c) tax payment reimbursements. In addition, for Mr. Armstrong, includes in 1999, $54,146 for personal use of corporate aircraft and, in 1998, $32,785 for personal use of corporate aircraft and $14,790 for personal use of a Company-provided leased automobile.

4. All share and per share amounts have been adjusted to reflect the Company's April 15, 1999, 3-for-2 stock split.

5. (a) On October 17, 1997, the Committee granted Mr. Armstrong an award of 157,995 restricted shares and 336,841 restricted stock units to replace grants from Hughes Electronics Corporation ("Hughes") which were forfeited upon his termination from Hughes. The value of these awards, as of the original grant date, is reflected in the table. The vesting schedule for these grants mirrors that applicable to the original grants from Hughes. 16,418 of the restricted shares vested May 1, 1998; 12,423 vested October 17, 1998; 28,608 vested January 1, 1999; 16,416 vested May 1, 1999; 12,423 vested October 17, 1999. Of the remaining 43,856 shares, 27,441 vested January 1, 2000, and 16,415 vest May 1, 2000. The remaining restricted shares and all the restricted stock units vest October 17, 2000, or later. Dividends on the restricted shares and dividend equivalents on the restricted units are paid to Mr. Armstrong in cash.

    (b) On January 29, 1999, Messrs. Zeglis, Somers, Ianna, and Petrillo received a special award of restricted stock units of 102,000; 65,100; 65,100; and 57,000 units, respectively. The value of these awards, as of the original grant date, is reflected in the table. These units vest upon the earlier of retirement or attainment of age 65 and carry penalties for competition and other specified adverse activities. Dividends on the units are paid in cash to Messrs. Zeglis, Somers, Ianna, and Petrillo.

    (c) On October 15, 1997, an award of 15,000 restricted stock units was granted to Mr. Somers. The value, as of the original grant date, of these restricted stock units is reflected in the table. The grant vests on

    October 15, 2001, assuming continued employment and carries penalties for competition and other specified adverse activities. Dividends on the units are paid in cash to Mr. Somers.

    The aggregate number (and value) of each of the Named Officers at December 31, 1999 for outstanding restricted stock and restricted stock unit awards was: Mr. Armstrong 408,548 ($20,733,811); Mr. Zeglis 141,759
    ($7,194,269); Mr. Somers 80,100 ($4,065,075); Mr. Ianna 65,100 ($3,303,825);
    and Mr. Petrillo 57,000 ($2,892,750).

6. Includes distributions in 1997, 1998, and 1999 to Mr. Zeglis of performance shares or stock units as to which three-year performance periods ended December 31, 1996, December 31, 1997, and December 31, 1998, respectively. Includes distributions in 1997 to Mr. Ianna and Mr. Petrillo; and in 1998 and 1999 to Messrs. Somers, Ianna, and Petrillo of stock units as to which three-year performance criteria, in recognition of the Company's restructuring and the difficulty of setting long-term financial targets while the restructuring was in progress, were deemed to have been met at the target level.

7. In 1999, includes (a) Company contributions to savings plans (Mr. Armstrong $6,400, Mr. Zeglis $6,400, Mr. Somers $6,400, Mr. Ianna $5,917, and Mr.
    Petrillo $5,928); (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term insurance coverage) projected on an actuarial basis (Mr. Armstrong $219,099, Mr. Zeglis $13,224, Mr. Somers $56,847, and Mr. Petrillo $6,776); and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Armstrong $49,601, Mr. Zeglis $21,600, Mr. Somers $13,600, Mr. Ianna $10,160, and Mr. Petrillo $11,000). In addition, for Mr. Armstrong, includes a $2,293,714 Company-paid premium in 1998 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse, as specified in his employment agreement described on page 57. Interest was accrued on the $2,050,000 base amount from Mr. Armstrong's hire date of October 17, 1997 through November 6, 1998, the date of the premium payment, at the interest rate in effect for the Senior Management Incentive Award Deferral Plan in 1998.

    In 1997, for Messrs. Ianna and Petrillo, includes deposits into an individual non-qualified supplemental retirement deferral account in the amount of $828,000 and $870,000, respectively.

                  AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                ("SAR") EXERCISES IN 1999 AND YEAR-END VALUES(1)

                                                               NUMBER OF      $ VALUE OF
                                                              UNEXERCISED    IN-THE-MONEY
                                                             OPTIONS/SARS    OPTIONS/SARS
                                   NUMBER OF                  AT YEAR END     AT YEAR END
                                    SHARES                   -------------   -------------
                                   ACQUIRED      $ VALUE     EXERCISABLE/    EXERCISABLE/
            NAME(2)               ON EXERCISE    REALIZED    UNEXERCISABLE   UNEXERCISABLE
--------------------------------  -----------   ----------   -------------   -------------
C. Michael Armstrong............    150,000     $2,459,370       123,410      $         0
                                                               1,875,000      $26,288,940

John D. Zeglis(3)(4)............          0     $        0     1,158,625      $30,878,655
                                                                 840,502      $ 2,616,691

Daniel E. Somers................     15,000     $  497,187       141,498      $ 2,952,637
                                                                 693,002      $ 2,951,529

Frank Ianna.....................          0     $        0       250,517      $ 5,473,011
                                                                 496,004      $ 1,423,581

John C. Petrillo................     77,726     $3,009,944       311,048      $ 6,931,421
                                                                 445,001      $ 1,460,712

FOOTNOTES

1. All share and per share amounts have been adjusted to reflect the Company's April 15, 1999 3-for-2 stock split.

2. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

3. A portion of the outstanding stock options for Mr. Zeglis was converted in connection with the Company's restructuring into a combination of adjusted AT&T options and SARs exercisable with respect to Lucent and/or NCR shares. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on the Company's shareholders. The conversion was awarded to Mr. Zeglis by virtue of his membership on the Transition Steering Committee, the charter of which was to ensure the creation of three healthy independent companies as a result of the restructuring. Consistent with accounting principles governing such conversion, the adjusted options and SARs retain the same term and vesting provision as the original options.

4.  For Mr. Zeglis, includes adjusted AT&T options and Lucent and NCR SARs.

                  LONG-TERM INCENTIVE PLANS-AWARDS IN 1999(1)

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                   PERFORMANCE          NON-STOCK PRICE-BASED PLANS
                                   NUMBER OF       PERIOD UNTIL     ------------------------------------
                                 PERFORMANCES       MATURATION      THRESHOLD      TARGET      MAXIMUM
            NAME(2)                 SHARES          OR PAYOUT          (#)         (#)(3)        (#)
-------------------------------  -------------   ----------------   ----------   ----------   ----------
C. Michael Armstrong...........     75,000             1999-2001      18,750       75,000      150,000

John D. Zeglis.................     31,500             1999-2001       7,875       31,500       63,000

Daniel E. Somers...............     24,350             1999-2001       6,088       24,350       48,700

Frank Ianna....................     15,750             1999-2001       3,938       15,750       31,500

John C. Petrillo...............     13,800             1999-2001       3,450       13,800       27,600

FOOTNOTES

1. All share amounts have been adjusted to reflect the Company's April 15, 1999 3-for-2 stock split.

2. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

3. In January 1999, the Performance Share Awards listed in the table were made. If they remain Named Officers at December 31, 2001, the payout value of these awards to Messrs. Armstrong, Zeglis, Somers, Ianna, and Petrillo would be (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of Named Officers receiving payouts for the period ending December 31, 2001, or
    (ii) a lesser amount, based on factors such as targets for the Company's earnings, return to equity, cash flow, and total shareholder return for the period.

                           OPTION/SAR GRANTS IN 1999

                                                          INDIVIDUAL GRANTS(1)
                                     ---------------------------------------------------------------
                                                     % OF TOTAL
                                       NUMBER OF      OPTIONS/
                                      SECURITIES        SARS       EXERCISE                  GRANT
                                      UNDERLYING     GRANTED TO       OR                     DATE
                                       OPTIONS/       EMPLOYEES      BASE                   PRESENT
                                         SARS            IN         PRICE     EXPIRATION   VALUE(7)
              NAME(2)                 GRANTED(3)     FISCAL YEAR    ($/SH)       DATE         ($)
-----------------------------------  -------------   -----------   --------   ----------   ---------
C. Michael Armstrong(4)(5).........     450,000        0.93%       59.8750      1/29/09    8,083,125
                                        123,410        0.26%       58.7813      1/30/08    2,176,260

John D. Zeglis(6)..................     157,500        0.33%       59.8750      1/29/09    2,829,094
                                        510,000        1.60%       59.8750      1/29/09    9,160,875

Daniel E. Somers(6)................      99,000        0.21%       59.8750      1/29/09    1,778,288
                                        325,500        0.68%       59.8750      1/29/09    5,846,794
                                        122,000        0.25%       46.9688     11/16/09    1,719,058

Frank Ianna(6).....................      79,500        0.17%       59.8750      1/29/09    1,428,019
                                        325,500        0.68%       59.8750      1/29/09    5,846,794

John C. Petrillo(6)................      69,000        0.14%       59.8750      1/29/09    1,239,413
                                        285,000        0.59%       59.8750      1/29/09    5,119,313

FOOTNOTES

1. All share and per share amounts have been adjusted to reflect the Company's April 15, 1999 3-for-2 stock split.

2. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1999, as measured by salary and bonus.

3. Options become exercisable to the extent of one-third of the grant on the third, fourth and fifth anniversaries of the grant date, respectively.

4. On May 20, 1999, Mr. Armstrong was awarded a stock option grant for 123,410 shares under the Ownership Acceleration Option Program, further explained in footnote 5, upon the exercise of an outstanding grant and his agreement to retain 26,590 net shares for a period of five years. This new grant vested six months from the date of grant and carries the terms and conditions of the original grant.

5. In an effort to encourage senior officers of AT&T to increase their ownership in the Company, and to meet specific ownership targets which have been established for senior officers, an Ownership Acceleration Option Program (the "Program") has been adopted for use under the AT&T 1997 Long Term Incentive Program (as amended, the "Plan"). Under the Program, any active senior officer of the Company is eligible to exercise an outstanding stock option grant, under rules established by the Committee, and agree to hold the shares received upon such exercise (net of any shares sold to pay the exercise price of the stock option and applicable taxes) for a period of five years. The Company will then award as of the date of such exercise a new stock option grant equal to the number of shares which were sold to pay the exercise price and taxes. The new option grant has a grant price as provided for under the Plan, vests six months after the date of the new grant, and has other terms equivalent to those of the original grant which was exercised. The net shares are held by the Company and will not be released to the employee until a five year holding period has been satisfied. For 1999 only, the Committee established special rules which allowed senior officers to participate in the program through the use of a cashless exercise procedure, pursuant to which proceeds from the sale of shares were used to pay both the exercise price of the option and applicable taxes.

6. On January 29, 1999, Messrs. Zeglis, Somers, Ianna, and Petrillo were awarded a special stock option grant of 510,000; 325,500; 325,500; and 285,000 shares, respectively. These grants vest one-third of the shares on the third, fourth and fifth anniversary dates of the grant, respectively, or earlier, upon retirement or attainment of age 65 and carry penalties for competition and other specified adverse activities.

7. The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 7 years, volatility of 23.00%, dividend yield at 2.20%, and interest rate of 5.57%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    AT&T entered into an employment agreement with Mr. Armstrong dated
October 17, 1997. The agreement provided for an initial base salary of $1,400,000 per year. It also provided for a guaranteed annual incentive award for the 1998 performance year of no less than 100% of his then base salary, and for 1998 and 1999 performance shares/stock units granted under the 1997 LTIP, a guaranteed grant value equivalent to no less than 100% of his base salary at the time of grant. Mr. Armstrong was eligible for annual stock option awards commencing in 1998 in accordance with the Committee-approved compensation structure for such years.

    To address certain forfeitures experienced when Mr. Armstrong left his previous employer, the Company paid a premium of $2,050,000 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse. Such policy will, upon the death of the last surviving insured, provide insurance proceeds equal to the sum of the face amount of the policy and the policy's cash value. An amount equal to the policy face amount shall be payable to Mr. Armstrong's beneficiaries or to a trust which may be established to own Mr. Armstrong's interest in such policy. The balance of the proceeds will be paid to the Company, and, from its share of the death benefit, the Company will pay a Company-paid death benefit to Mr. Armstrong's beneficiaries equal to the death benefit received by the Company, minus the Company-paid premium. The face amount of such split-dollar survivorship insurance policy will be determined in accordance with the underwriting requirements of the insurance company providing such coverage based on the Company's premium payment of $2,050,000 and additional premium payments, if any, that Mr. Armstrong may become eligible for under any similar program adopted by the Company for its senior executives and in which Mr. Armstrong elects to participate.

    In accordance with his employment agreement, Mr. Armstrong was also granted AT&T Restricted Stock, AT&T Restricted Stock Units, and AT&T Stock Options under the 1997 LTIP to replace similar grants forfeited from his prior employer and to provide strong incentives to create shareholder value for AT&T shareowners.

    Details of these grants follow:

    1. He was granted 157,995 shares of AT&T Restricted Stock, of which 86,288 shares vested in 1998 and 1999. The remaining 71,707 shares vest as follows: 27,441 shares on January 1, 2000; 16,415 shares on May 1, 2000; 12,423 shares on October 17, 2000; 3,007 shares on May 1, 2001; and 12,421 shares on October 17, 2001.

    2. Mr. Armstrong was also granted 336,841 AT&T Restricted Stock Units, which vest on October 1, 2003, assuming continued employment, with a guarantee that, in the event the fair market value of the AT&T shares furnished to Mr. Armstrong on October 1, 2003 is less than $10,000,000, such shortfall will be made up in cash by the Company. In the event of
        (a) a Change in Control (as defined) on or before April 1, 2002 and a subsequent (within 3 years) Company-initiated termination for other than "cause" (as defined) or Constructive Termination Without Cause (as defined) or (b) Mr. Armstrong's death, special vesting rules apply.

    3. Mr. Armstrong was granted an option to purchase, within ten years, 1,125,000 shares of AT&T Common Stock, with a purchase price of $29.6876 per share. These options vest one-third each on October 17, 2000, 2001, and 2002, based on continued employment.

    As part of his employment agreement, the Company entered into a supplemental pension arrangement with Mr. Armstrong. Pursuant to such arrangement, Mr. Armstrong will receive an annual benefit (as defined in the employment agreement) commencing at his retirement at or after age 65. Such benefit will vest 20% per year on each of the first five anniversaries of his hire, and will be payable in actuarially-reduced amounts for retirement and commencement prior to age 65. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by (1) all amounts actually received by Mr. Armstrong under any other Company qualified or non-qualified retirement plan or arrangement, and (2) the greater of (a) $655,642 or (b) the actual pension benefits to be paid to Mr. Armstrong with respect to that year by his prior employers under their qualified and non-qualified defined benefit plans. In addition, Mr. Armstrong will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

    Mr. Armstrong's agreement provides for certain entitlements in the event of his termination from AT&T under specified circumstances. Pursuant to his agreement, in the event of Mr. Armstrong's death, his beneficiaries or estate will be entitled to his base salary through the end of his month of death, his target annual incentive award for the year of death, a lump sum payout at target for each open long-term incentive program performance cycle, and payment of survivor benefits under his supplemental pension arrangement which vests 100% at his death. All outstanding unvested stock options will vest and together with already vested options will be exercisable for the remainder of the original term of each grant; restrictions on the restricted stock granted as part of his agreement will lapse; restricted stock units granted in his agreement will be payable in accordance with the schedule established in his Restricted Stock Unit Award Agreement (20% to 100% of units granted will be payable, depending on the date of death) in the event of his death prior to the vesting of such restricted stock units on October 1, 2003.

    Mr. Armstrong's agreement also provides that in the event his employment is terminated as a result of disability (as defined), he shall be entitled to receive disability benefits in accordance with the long-term disability program then in effect for Senior Managers. In addition, base salary, annual incentive, stock options, restricted stock, and restricted stock units shall be treated in the same manner as described above in the case of death. Treatment of long-term incentives will be as described above in the case of death, provided, however, payment will be in accordance with the terms of the plan instead of a lump sum. Pension benefits under his supplemental pension arrangement will vest and will be offset by any Company-provided disability benefits.

    In the event of a termination for "cause" (as defined) or in the event of a voluntary resignation, other than a termination due to death or disability or a Constructive Termination (as defined) without "cause" or retirement on October 31, 2003, Mr. Armstrong will forfeit all restricted stock and restricted stock units as to which restrictions have not lapsed, long-term incentives with respect to uncompleted performance cycles, outstanding stock options which are not exercisable, and any pension benefit not yet vested under his Supplemental Pension Arrangement. He will receive base salary through his date of termination, and vested stock options shall remain exercisable for 90 days after termination or until the originally scheduled expiration date, if earlier.

    In the event of a Company-initiated termination for other than "cause" or in the event of a Constructive Termination without "cause," neither of which follow within three years of a Change in Control (as defined), Mr. Armstrong will be provided the following: base salary through the date of termination, a prorated annual incentive award at target for the year of termination, a 24-month continuation of monthly base salary, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination); two times the target annual incentive award for the year of termination payable over 24 months, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination); and payout at target for each open long-term incentive program performance cycle in accordance with the plan or in a lump sum as described above. In addition, all outstanding unvested stock options will vest and together with already vested options will be exercisable for the remainder of the original term of each grant; restrictions on the restricted stock granted as part of his agreement will lapse; and his supplemental pension benefit shall fully vest. For a period of 24 months following his termination, or, if earlier, until he receives equivalent coverage and benefits from another employer, Mr. Armstrong will be entitled to continued participation in AT&T's benefit plans and programs.

    In the event of Mr. Armstrong's retirement as of October 31, 2003, he will be entitled to payment of his supplemental pension and will be treated in accordance with the plans, programs, and practices applicable to retired Senior Managers.

    Mr. Armstrong's agreement provides that in the event of a Change in Control, all amounts and benefits to which he is entitled but are not yet vested (except with respect to his restricted stock unit grant which is governed by the terms of the grant agreement) shall become fully vested.

In addition, in the event of a Company-initiated termination or a Constructive Termination without "cause" following a Change in Control, he shall be entitled to the benefits described above in connection with a Company-initiated termination without "cause" or a Constructive Termination without "cause" not associated with a Change in Control provided, however: (1) the number of months associated with salary, annual incentive, and benefits continuation shall be 48 months, and such amounts will be payable as a lump sum as soon as practicable after his termination; and (2) restricted stock units granted in his agreement will be payable in accordance with the schedule established in his Restricted Stock Unit Award Agreement (25% to 100% of units granted will be payable, depending on date of termination). In the event the payments in this paragraph are determined to constitute a payment under Section 280G(b)(2) of the Internal Revenue Code and such payment is subject to an excise tax under Section 4999 of the Code, the Company will provide Mr. Armstrong with a tax gross-up payment to negate the excise tax.

    In the event of any termination described above, Mr. Armstrong or his estate shall also be entitled to the unpaid balance of any incentive awards for completed performance periods, any expense reimbursements due him, and other benefits in accordance with applicable plans and programs.

    AT&T entered into an employment agreement with Mr. Somers dated as of April 1997. The agreement provided for an initial base salary of $500,000. It also provided for a guaranteed annual incentive award for 1997 performance of no less than 80% of his then base salary prorated for his partial service in 1997. Mr. Somers was also provided 17,400 Performance Shares covering the 1997-1999 performance period and an option to purchase, within ten years, up to 129,000 shares of AT&T Common Stock with a purchase price of $24.0417 per share. These options vest one-third each on June 1, 1998, 1999, and 2000, based on continued employment.

    To address certain forfeitures experienced when Mr. Somers left his previous employer and to incent him to join the Company, the agreement provided for
(i) a payment of $238,000 to replace a forfeited bonus from his prior employer;
(ii) a payment of $337,000 to replace forfeited spread on stock options of his prior employer; (iii) a signing bonus of $200,000; and
(iv) two awards each consisting of 17,400 Performance Shares/Stock Units for the 1995-1997 and 1996-1998 performance periods, respectively.

    As part of his employment agreement, the Company entered into an arrangement with Mr. Somers that will provide him with certain benefits in the event that he terminates his employment after ten years of employment for any reason other than death or Company-initiated termination for "cause." Pursuant to such arrangement, he will be entitled to a death benefit of two and one-half times base salary under the Company's life insurance program for Senior Managers and for Company-sponsored medical coverage.

    In the event Mr. Somers is terminated by the Company, at any time for any reason other than "cause" or "long-term disability" (as both terms are defined in the agreement) or in the event of self-initiated termination by Mr. Somers for "good reason" (as defined in the agreement) following a Change in Control, Mr. Somers will be provided the following: immediate vesting and continuation of all Stock Options granted under the agreement as if he were eligible for Company post-retirement benefits, and continuation of vesting and/or exercisability of all long-term incentive awards granted in 1998 and later years under the terms and conditions applicable to Senior Managers terminating employment with eligibility for post-retirement benefits.

    In the event Mr. Somers is terminated by the Company at any time within five years of his date of hire for any reason other than "cause" or "long-term disability" or in the event of self-initiated termination by Mr. Somers for "good reason" following a Change in Control, Mr. Somers will be provided the following: a severance benefit, payable over twelve months, equivalent to the greater of $900,000 or 100% of the sum of his annual base salary plus target annual incentive awards in effect at termination; a prorated target annual incentive for his year of termination and continuation of all Performance Shares/Stock Units granted under the agreement under the terms and conditions applicable to Senior Managers terminating employment with eligibility for post-retirement benefits.

    In 1997, the Company adopted the Special Executive Severance Plan ("Severance Plan") for members of the Operations Team as constituted at that time and certain members of the Senior Management Team (a total of ten executives, seven of whom remain with the Company). Under the Severance Plan if covered executives (i) are terminated by the Company for other than "cause" (as defined in the Severance Plan) or (ii) self-initiate termination for "good reason" (as defined in the Severance Plan), they will be provided a severance payment equivalent to two times the sum of base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to five years with five annual payments thereafter and will be credited with interest based on the interest rate formula in effect for the Senior Management Incentive Award Deferral Plan on the Severance Plan effective date. In addition, covered executives who terminate under the terms of the Severance Plan will be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

PENSION PLANS

    The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including the Named Officers listed in the Summary Compensation Table. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.

    The AT&T Management Pension Plan was amended in 1997 to update the adjusted career average pay formula for computing pensions. Effective August 1, 1997, the adjusted career average pay formula was 1.6% of the average annual pay for the three years ending December 31, 1996, times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one. Only the basic salary was taken into account in the formula used to compute pension amounts for the Named Officers and other senior managers under the adjusted career average pay formula. No service or compensation after December 31, 1996 was used in calculating an employee's normal retirement benefit under the adjusted career average pay formula.

    Effective January 1, 1998, the AT&T Management Pension Plan was further amended to convert the plan to a cash balance design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with (a) a pay credit based on the participant's age and eligible pay for that year, and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective
January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the adjusted career average pay formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial pay credit was made as of January 1, 1998 based on the participant's eligible pay for 1997, and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Only basic salary is considered eligible pay under the cash balance design for the Named Officers and other senior managers. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement. A participant's benefit under the plan after conversion to the cash balance design will be no less than the benefit calculated under the career average pay formula as adjusted in 1997.

    Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

    The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Armstrong, Zeglis, Somers, Ianna, and Petrillo, and other senior managers are computed based on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to no less than the greater of the amounts computed under the Basic Formula or Alternate Formula which were amended in 1997 and are described below.

BASIC FORMULA

    For the three-year period ending December 31, 1996, 1.6% of the average of the actual annual bonus awards times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one.

ALTERNATE FORMULA

    The excess of (a) 1.7% of the adjusted career average pay over (b) 0.8% of the covered compensation base times the lesser of (i) 105% of the number of years of service prior to January 1, 1997 or (ii) the number of years of service prior to January 1, 1997 plus one, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is the average annual compensation for the three-year period ending
December 31, 1996, without regard to the limitations imposed by the Internal Revenue Code. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for Social Security Tax for each year beginning with 1961 and ending with 1996. In 1996, the covered compensation base was $27,600.

    No service or compensation after December 31, 1996 is used to calculate an employee's normal retirement benefit under the Basic Formula or Alternate Formula.

    Effective January 1, 1998, the AT&T Non-Qualified Pension Plan was further amended to convert the plan to a cash balance pension design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with (a) an award credit based on the participant's age and short-term award paid in that year and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the Basic

Formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial award credit was made as of January 1, 1998 based on the participant's short-term award paid in 1997 and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement in the same manner as under the AT&T Management Pension Plan.

    Senior Managers, including Mr. Zeglis, and certain other management employees who are hired at age 35 or over, are covered by a supplemental AT&T Mid-Career Pension Plan. For qualified managers retiring with at least five years at a senior level, the plan provides additional credits at approximately one-half the rate in the AT&T Management Pension Plan. The number of credits is equal to the lesser of (1) actual years of net credited service at retirement, or (2) the employee's age at the time of hire minus 30. In addition, the AT&T Mid-Career Pension Plan was amended to provide that liability with respect to senior managers actively employed on January 1, 1998 be transferred to the AT&T Non-Qualified Pension Plan and converted to cash balance as described above.

    Pension amounts under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for Social Security Benefits or other offset amounts. If
Messrs. Armstrong, Zeglis, Somers, Ianna, and Petrillo continue in the positions as previously stated and retire at the normal retirement age of 65, the estimated annual pension amount payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $525,800, $1,430,100, $801,000, $1,019,000, and $979,100, respectively. Amounts shown are straight life annuity amounts not reduced by a joint and survivorship provision which is available to these officers.

    In 1997, the Company began purchasing annuity contracts to satisfy its unfunded obligations to retired senior managers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any of the Named Officers, the pension payments for such officer will vary from that set forth above. In such instance there would be a tax gross-up payment to the officer, and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan. Receipt of the annuity is contingent on the signing of a two-year non-competition agreement which, should competitive activity occur within the two-year period, gives the Company the right to seek injunctive relief and to recapture any amounts already paid out under the annuity contract.

    In 1997, the Company entered into a supplemental pension arrangement with Mr. Zeglis. Pursuant to Mr. Zeglis's arrangement, if employment is terminated for any reason other than (i) Company-initiated termination for "cause" (as defined in the arrangement) or (ii) self-initiated termination prior to age 52 for other than "good reason" (as defined in the arrangement), he will be entitled to the supplemental pension. Under the supplemental pension arrangement, Mr. Zeglis is entitled to pension benefits determined under the then-existing Company qualified and non-qualified pension formulas, using January 1, 1973 as a date of hire, and subject to a minimum amount. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by Mr. Zeglis under any then-existing Company qualified and/or non-qualified retirement plans. In addition, Mr. Zeglis will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers. Pursuant to the supplemental pension arrangement for Mr. Zeglis, if he continues in the position previously stated and retires at the normal retirement age of 65, the estimated annual supplemental pension amount, in addition to the pension payable under the AT&T Management Pension Plan and AT&T Non-Qualified Pension Plan described above, would be $140,900.

    In 1997, the Company also entered into a special individual non-qualified supplemental retirement arrangement with three executive officers including Messrs. Petrillo and Ianna. Under this agreement, on November 1, 1997 a deferred account (hereinafter "Deferred Account") was credited with an initial balance of two times base pay. The Company shall credit interest to the Deferred Account as of the end of each calendar quarter at a rate equal to one-quarter of the average 30-Year Treasury Bond Rate in effect for the last previous quarter. Pursuant to the arrangement, if
(i) employment is terminated by the Company for any reason other than "cause" prior to the vesting date or (ii) employee self-initiates termination prior to the vesting date for "good reason" (as defined in the arrangement), he will be entitled to the Deferred Account. The vesting date for the officers named above is the sixth anniversary of the "effective date" (as defined in the arrangement). The Deferred Account will be maintained as a bookkeeping account on the records of the Company and the named officers have no present ownership right or interest in the Deferred Account, or in any assets of the Company with respect thereto.

    As part of his employment agreement as described above, the Company entered into a supplemental pension arrangement with Mr. Armstrong in 1997. Pursuant to Mr. Armstrong's arrangement, if he continues in his position as previously stated and retires at the normal retirement age of 65, the estimated pension amount payable under the agreement, which supplements the annual pension amount payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan, would be $1,202,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HOSTETTER TRANSACTIONS

    The Company, Meteor Acquisition Inc., and MediaOne Group Inc. ("MediaOne") entered into an Agreement and Plan of Merger dated as of May 6, 1999. Amos B. Hostetter, Jr., a significant shareholder of MediaOne, assisted AT&T in negotiating an agreement, to the extent permitted by his shareholder agreement with MediaOne. Upon consummation of the merger, each holder of MediaOne Common Stock will receive, at their election and subject to proration, 1.4912 shares of AT&T Common Stock, $85.00 in cash or $30.85 in cash and 0.95 of a share of AT&T Common Stock. In addition, to the extent that the price of AT&T's Common Stock is less than $57.00 per share during a prescribed measurement period shortly prior to the closing, MediaOne stockholders receiving AT&T Common Stock in the merger will also receive an additional cash payment to account for the difference between the actual price of AT&T Common Stock (subject to a floor of $51.30) and $57.00. For shares subject to the cash and stock election, the maximum additional cash payment will be $5.42 per share, and for shares subject to the all-stock election, the maximum additional cash payment will be $8.50 per share. On July 21, 1999, Mr. Hostetter was elected to serve on the AT&T Board of Directors. The consummation of the MediaOne merger remains subject to the receipt of regulatory and contractual approvals.

MALONE TRANSACTIONS

    On February 9, 1998, in connection with a settlement with the estate of Bob Magness (the "Magness Settlement"), TCI entered into a call agreement (the "Malone Call Agreement") with Dr. John C. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI's common stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI had the right to acquire such shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A common stock plus a 10 percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a 10 percent premium over the price paid for the relevant shares of Series A common stock. In connection with the merger of TCI and a subsidiary of AT&T (the "Merger"), the TCI Group Series B Stock was converted into AT&T Common Stock at a ten percent premium to the exchange ratio applicable to the TCI Series A Stock. TCI paid $150 million to the Malones in consideration of their entering into the Malone Call Agreement. Additionally, on February 9, 1998, the Magness family entered into a Shareholders' Agreement (the "Shareholders' Agreement") with the Malones and TCI.

    In connection with the Merger, Liberty Media Corporation ("Liberty") became entitled to exercise TCI's rights under each Call Agreement and the Shareholders' Agreement with respect to the Liberty Media Group Class B Tracking Stock acquired by the Malones and the Magness family as a result of the Merger.

    Prior to the Merger, Dr. Malone acquired from certain subsidiaries of TCI for $17 million, working cattle ranches located in Wyoming which were owned by Silver Spur Land and Cattle Co. and Bob Magness, Inc. The purchase consideration paid by Dr. Malone was in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note was repaid by Dr. Malone on March 9, 2000. In connection with the Merger, Dr. Malone's employment agreement with TCI was transferred to Liberty and Liberty assumed TCI's obligations thereunder.

TRANSACTIONS IN CONNECTION WITH THE MERGER

    MANAGEMENT MATTERS: Following the Merger, Dr. Malone became Chairman of Liberty. Pursuant to an agreement between AT&T and TCI, Dr. Malone was appointed to the AT&T Board of Directors effective March 17, 1999. AT&T has also agreed that, for a period of three years, it will nominate Dr. Malone for reelection to the Board of Directors.

    STOCK OWNERSHIP: In the Merger, holders of Liberty Group Series A Stock and TCI Ventures Group Series A Stock, respectively, received shares of Liberty Media Group Class A Tracking Stock that entitle such holders to cast 0.075 of a vote per share (as adjusted for the 1999 stock splits). In the Merger, holders of Liberty Group Series B Stock and TCI Ventures Group Series B Stock, respectively, received shares of Liberty Media Group Class B Tracking Stock that entitle such holders to cast 0.75 of a vote per share (as adjusted for the 1999 stock splits). The distinction between the shares of Liberty Media Group
Class A Tracking Stock and Liberty Media Group Class B Tracking Stock maintains the 10-to-1 voting ratio between the holders of Liberty Group Series B Stock and TCI Ventures Group Series B Stock on the one hand and the holders of Liberty Group Series A Stock and TCI Ventures Group Series A Stock on the other hand. As of December 31, 1999, the Malones beneficially owned 97,546,022 shares (including 47,791,166 shares which are held by the Magness family and which Dr. Malone has the right to vote pursuant to the terms of the Shareholders' Agreement) of Liberty Media Group Class B Tracking Stock or approximately 89% of such shares outstanding as of such date.
Dr. Malone also beneficially owned options to acquire an additional 3,194,600 shares of Liberty Media Group Class A Tracking Stock. As a result, assuming the exercise of his options to purchase shares of Liberty Media Group Class A Tracking Stock and Liberty Media Group Class B Tracking Stock, Dr. Malone will have the power to vote securities having approximately 43.4% of the voting power with respect to any matters upon which the holders of Liberty Media Group
Class A Tracking Stock and Liberty Media Group Class B Tracking Stock will vote as a separate class.

    TCI HOLDINGS, INC.: Dr. Malone owns, as trustee for his children, 68 shares of the 12% Series C Cumulative Compounding Preferred Stock of TCI
Holdings, Inc., a subsidiary of AT&T Broadband, LLC. In connection with the Merger, AT&T agreed, and the terms of such preferred stock provide, that for a period of 15 years following the effective time of the Merger, the preferred stock may not be redeemed or modified.

OTHER INFORMATION

    A DIRECTORS' AND OFFICERS' LIABILITY POLICY WAS PLACED, EFFECTIVE JULY 1, 1997, WITH LLOYDS OF LONDON AND OTHER CARRIERS. THE POLICY INSURES AT&T FOR CERTAIN OBLIGATIONS INCURRED IN THE INDEMNIFICATION OF ITS DIRECTORS AND OFFICERS UNDER NEW YORK LAW OR UNDER CONTRACT, AND INSURES DIRECTORS AND OFFICERS WHEN SUCH INDEMNIFICATION IS NOT PROVIDED BY AT&T. THE POLICY PREMIUM FROM JULY 1, 1999 THROUGH JULY 1, 2000 IS $1,244,018. THIS INCLUDES COVERAGE FOR NEWLY ACQUIRED COMPANIES IN 1999.

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $35,000 plus reimbursement of reasonable out-of-pocket expenses.

    The above notice and proxy statement are sent by order of the Board of Directors.

                        /s/ Marilyn J. Wasser

                        Marilyn J. Wasser
                        Vice President - Law and Secretary

Dated: March 27, 2000

[LOGO]

       32 Avenue of the Americas
       New York, NY 10013-2412

M       Recycled
        Paper                                                ATT-PS-2000

AT&T Corp.
c/o Proxy Services
P.O. Box 9398
Boston, MA 02205

115TH ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, MAY 24, 2000
9:30 a.m. local time
Arie Crown Theater
Lakeside Center at McCormick Place
2301 S. Lake Shore Drive
Chicago, Illinois 60616
(Map on Reverse Side)

ADMISSION TICKET
Please present this ticket for
admittance of shareholder(s)
named below.

--------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET

Your telephone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked,signed, and returned your proxy card.

FOR TELEPHONE OR INTERNET VOTING, YOU WILL NEED TO ENTER YOUR INDIVIDUAL 9-DIGIT CONTROL NUMBER LOCATED ABOVE YOUR NAME AND ADDRESS IN THE LOWER LEFT SECTION OF THE CARD.

BY PHONE:    CALL 1-800-273-1174 from any touch-tone telephone...ANYTIME.
             -  To vote as your Board of Directors recommends on ALL items
             ...PRESS 1.
             -  If you prefer to vote on each of the 10 items separately
             ...PRESS 0.
ITEM 1:      To vote FOR ALL nominees...PRESS 1; to WITHHOLD FROM ALL nominees..
             PRESS 9; to WITHHOLD FROM AN INDIVIDUAL nominee...PRESS 0.
             NOMINEES: (01) C.M. ARMSTRONG, (02) K.T. DERR, (03) M.K. EICKHOFF,
             (04) W.Y. ELISHA, (05) G.M.C. FISHER, (06) D.V. FITES, (07) A. B.
             HOSTETTER, JR., (08) R.S. LARSEN, (09) J.C. MALONE, (10) D.F.
             MCHENRY, (11) M.I. SOVERN, (12) S.I. WEILL, AND (13) J.D. ZEGLIS.
ITEM 2:      To vote FOR...PRESS 1; to vote AGAINST...PRESS 9; to ABSTAIN...
             PRESS 0.
             (The voting instructions are the same for all remaining items to be voted upon)
BY INTERNET: THE WEBSITE IS http://att.proxyvoting.com/
             If you elected to vote by phone or Internet, DO NOT return your proxy card. THANK YOU FOR VOTING.

--------------------------------------------------------------------------------
                             DETACH CARD IF MAILING

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

YOUR DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, AND 3, AND "AGAINST" ITEMS 4, 5, 6, 7, 8, 9, AND 10.

1. Election of Directors
           FOR ALL nominees                   / /
           WITHHOLD FROM ALL nominees         / /
FOR ALL EXCEPT THE FOLLOWING NOMINEE(S):

________________________________________________________

                                        FOR         AGAINST         ABSTAIN
2. Ratification of Auditors             / /           / /             / /

3. Increase Number of Shares            / /           / /             / /

4. Political Non-Partisanship           / /           / /             / /

5. Executive/ Officer Bonuses           / /           / /             / /

6. Stockholder Matching Gift            / /           / /             / /

7. Executive Pay                        / /           / /             / /

8. Financial Benefits Report            / /           / /             / /

9. Resident Analyst                     / /           / /             / /

10. Executive Compensation Standards    / /           / /             / /

ELECTRONIC PROXY
I prefer to access the annual report and proxy statement electronically. (No paper copies).

ANNUAL REPORT
For multiple accounts only, mark here to discontinue extra annual report.

Signature(s): ___________________________________________ Date ___________,2000
Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

                             ANNUAL MEETING AGENDA

8:30 A.M. Doors Open to the Arie Crown Theater - Lakeside Center

9:30 Welcome and Introductions, Notice of Meeting, Chairman's Remarks, Election of Directors, Ratification of Auditors, Directors' Proposal, and Shareholder Proposals

          Voting, General Discussion, and Preliminary Voting Results

          Adjournment

          (AMPLIFIED HEARING EQUIPMENT WILL BE AVAILABLE ALONG WITH SIGN INTERPRETATION)

1. FROM INDIANA VIA THE SKYWAY
From Indiana, take I-90 West (becomes the I-90 Chicago Skyway West). In turn, I-90 becomes I-94 West (Dan Ryan Expressway). From the Dan Ryan Expressway (I-94), take the Stevenson Expressway (I-55 North) to Lake Shore Drive South and follow the signs to McCormick Place, Lakeside Center (East Building) - Arie Crown Theater.

2. FROM THE NORTH, NORTHWEST, OR O'HARE AIRPORT
Take the Edens Expressway (I-94 East) to the Kennedy Expressway (I-90 East) to the Dan Ryan Expressway (I-94 East). Stay to the right on the Dan Ryan Expressway and take the Stevenson Expressway (I-55 North) to Lake Shore Drive South. Follow the signs to McCormick Place, Lakeside Center (East Building) - Arie Crown Theater.

3. FROM THE WEST
Take the Eisenhower Expressway (I-290 East) to the Dan Ryan Expressway (I-94
East). Stay to the right and take the Stevenson Expressway (I-55 North) to Lake Shore Drive South and follow the signs to McCormick Place, Lakeside Center (East Building) - Arie Crown Theater.

4. FROM THE SOUTH
Take the local traffic lanes on I-94 West (Bishop Ford Expressway) to the Dan Ryan Expressway (I-94 West). From here, take the Stevenson Expressway (I-55 North) to Lake Shore Drive South and follow the signs to McCormick Place, Lakeside Center (East Building) - Arie Crown Theater.

5. PUBLIC TRANSPORTATION
The Chicago Transit Authority (CTA) provides bus service from downtown Chicago and Union Station to McCormick Place. In addition, the METRA electric commuter trains provide direct rail service from the Randolph Train Station, which is located in downtown Chicago, to McCormick Place. For further information regarding directions, schedules, and departure/arrival times, please contact the CTA or METRA.

Parking/Other Information - Follow the parking signs to underground Parking Lot C (Lakeside Center - Arie Crown Theater). There is a facility fee for parking (No full sized vans or campers are permitted). McCormick Place is in compliance with the Americans with Disabilities Act and provides wheelchairs (reservations are required) and designated handicapped parking for visitors.

                                    P R O X Y

                                   AT&T CORP.
               32 AVENUE OF THE AMERICAS, NEW YORK, NY 10013-2412

                      THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 24, 2000
--------------------------------------------------------------------------------
The undersigned hereby appoints C.M. Armstrong, M.I. Sovern, and T.H. Wyman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at the Arie Crown Theater (Lakeside Center at McCormick Place), Chicago, Illinois, at 9:30 a.m. on May 24, 2000, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE OTHER SIDE OF THE PROXY CARD. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, THE PROXY COMMITTEE IS AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are: C.M. Armstrong, K.T. Derr, M.K. Eickhoff, W.Y. Elisha, G.M.C. Fisher, D.V. Fites, A.B. Hostetter, Jr., R.S. Larsen, J.C. Malone, D.F. McHenry, M.I. Sovern, S.I. Weill, and J.D. Zeglis. PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO AT&T CORP., C/O PROXY SERVICES, P.O. BOX 9390, BOSTON, MA 02205-9968. IF YOU DO NOT SIGN AND RETURN A PROXY CARD, VOTE BY TELEPHONE OR INTERNET, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.
--------------------------------------------------------------------------------
COMMENTS:

________________________________________________________________________________

________________________________________________________________________________